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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                              LITTON SYSTEMS, INC.

                                       AND


                                SEMX CORPORATION,

                             RETCONN, INCORPORATED,

                             S.T. ELECTRONICS, INC.

                                       AND

                        RETCONN SPM (MALAYSIA) SDN. BHD.




                          Dated as of January 26, 1999






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

                                TABLE OF CONTENTS

                                                                                                        Page

ARTICLE I          PURCHASE AND SALE OF ASSETS........................................................    2

Section 1.1        Purchase and Sale of Assets........................................................    2

Section 1.2        Determination of Purchase Price....................................................    4

Section 1.3        Estimated Cash Payment at Closing..................................................   10

Section 1.4        Assumption of Certain Liabilities..................................................   11

ARTICLE II         CLOSING............................................................................   12

Section 2.1        Time and Place.....................................................................   12

Section 2.2        Deliveries by the Companies and the Shareholder....................................   12

Section 2.3        Deliveries by the Purchaser........................................................   14

ARTICLE III        CERTAIN COVENANTS OF THE SHAREHOLDER AND THE PURCHASER.............................   16

Section 3.1        Confidentiality....................................................................   16

Section 3.2        Restrictive Covenant...............................................................   19

Section 3.3        Allocation of Purchase Price.......................................................   22

Section 3.4        Transfer Taxes.....................................................................   24

Section 3.5        Execution of General Release.......................................................   25

Section 3.6        Preparation of Final Tax Returns...................................................   25

Section 3.7        Access to Books and Records........................................................   25

Section 3.8        Certain Employee Matter............................................................   25

Section 3.9        Relocation of West Pearl Road Facility.............................................   27

ARTICLE IV         REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDER WITH RESPECT TO THE COMPANIES....   28

Section 4.1        Organization, Authorization and Valid and Binding Agreement........................   28

Section 4.2        Capitalization of the Foreign Subsidiary...........................................   29

Section 4.3        No Equity Investments or Subsidiaries..............................................   30

Section 4.4        Consents; No Violation.............................................................   31

Section 4.5        Financial Statements...............................................................   32

Section 4.6        Absence of Certain Changes.........................................................   34

Section 4.7        Certain Tax Matters................................................................   36

Section 4.8        Title to Properties; Encumbrances..................................................   38

Section 4.9        Leasehold Improvements, Machinery, Equipment and Furniture.........................   41

Section 4.10       Computer Programs, Databases and Software..........................................   42

Section 4.11       Patents, Trademarks, Copyrights....................................................   42

Section 4.12       Litigation.........................................................................   44

Section 4.13       Insurance..........................................................................   44

Section 4.14       Employee Benefit Plans.............................................................   44

Section 4.15       Bank Accounts......................................................................   52

Section 4.16       Contracts and Commitments..........................................................   53

Section 4.17       Labor Relations....................................................................   54

Section 4.18       Compliance with Applicable Law.....................................................   56

Section 4.19       Environmental Matters..............................................................   57

Section 4.20       Inventory..........................................................................   59

Section 4.21       Accounts Receivable................................................................   60

Section 4.22       Certain Interests..................................................................   60

Section 4.23       Intercompany Transactions..........................................................   61

Section 4.24       Product Warranty; Product Liability................................................   61

Section 4.25       Backlog............................................................................   62

Section 4.26       Certain Payments...................................................................   62

Section 4.27       Books and Records..................................................................   62

Section 4.28       Government Contracts and Foreign Government Contracts..............................   63

Section 4.29       Customer Furnished Assets..........................................................   63

                          TABLE OF CONTENTS (Cont'd.)

Section 4.30       Disclosure.........................................................................   63

Section 4.31       Future Compliance..................................................................   64

ARTICLE V          FURTHER REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER..........................   65

Section 5.1        Authorization and Valid and Binding Agreement......................................   65

Section 5.2        Consents; No Violation.............................................................   66

Section 5.3        No Default.........................................................................   67

ARTICLE VI         REPRESENTATIONS AND WARRANTIES BY THE PURCHASER....................................   67

Section 6.1        Organization.......................................................................   67

Section 6.2        Authorization......................................................................   67

Section 6.3        Valid and Binding Agreement........................................................   68

Section 6.4        Consents; No Violation.............................................................   68

Section 6.5        Limited Representations............................................................   69

ARTICLE VII        CONDUCT OF BUSINESS OF THE COMPANY PENDING THE CLOSING DATE........................   69

Section 7.1        Conduct and Preservation of Business...............................................   69

Section 7.2        Other Transactions.................................................................   74

Section 7.3        Insurance..........................................................................   75

Section 7.4        Access.............................................................................   75

ARTICLE VIII       CERTAIN COVENANTS OF THE PARTIES...................................................   76

Section 8.1        Consents; Third Parties............................................................   76

Section 8.2        Guarantees.........................................................................   76

Section 8.3        Supplemental Disclosure............................................................   77

Section 8.4        Further Assurances.................................................................   77

Section 8.5        Purchaser Confidentiality Obligations..............................................   77

                          TABLE OF CONTENTS (Cont'd.)

Section 8.6        Hart-Scott-Rodino Filing...........................................................   78

Section 8.7        No Negotiation With Lenders........................................................   78

ARTICLE IX         CLOSING CONDITIONS.................................................................   78

Section 9.1        Conditions to the Obligations of the Purchaser.....................................   78

Section 9.2        Conditions to the Obligations of the Shareholder...................................   82

ARTICLE X          SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATIONS...................................   84

Section 10.1       Survival of Representations........................................................   84

Section 10.2       Statements as Representations......................................................   85

Section 10.3       Indemnification of the Purchaser...................................................   85

Section 10.4       Indemnification of the Shareholder and the Companies...............................   86

Section 10.5       Procedure..........................................................................   87

Section 10.6       Remedies Cumulative and Exclusive..................................................   89

Section 10.7       Limitations........................................................................   89

ARTICLE XI         TERMINATION, AMENDMENT AND WAIVER..................................................   90

Section 11.1       Termination........................................................................   90

Section 11.2       Effect of Termination..............................................................   91

Section 11.3       Amendment, Extension and Waiver....................................................   91

ARTICLE XII        MISCELLANEOUS......................................................................   92

Section 12.1       Finder's Fees......................................................................   92

Section 12.2       Expenses...........................................................................   92

Section 12.3       Parties in Interest................................................................   92

Section 12.4       Entire Agreement...................................................................   93

Section 12.5       Modification.......................................................................   93

                          TABLE OF CONTENTS (Cont'd.)

Section 12.6       Notices............................................................................   93

Section 12.7       Law Governing; Jurisdiction; Attorneys Fees........................................   95

Section 12.8       Interpretation and Construction....................................................   96

Section 12.9       Public Announcements...............................................................   97

                                LIST OF SCHEDULES

Schedule 1                    Definitions
Schedule 1.1(a)(v)            Material Fixed Assets
Schedule 1.1(a)(vi)           Assumed Contracts
Schedule 1.1(a)(vi)-1         Senior Management Employment Agreements
Schedule 1.1(b)               Additional Excluded Assets
Schedule 1.2(c)(i)(3)         Vacation Policy
Schedule 1.2(c)(i)(4)         Inventory Methodology
Schedule 1.3(a)               Estimated Purchase Price Wire Transfer Instruction
Schedule 1.3(b)               Wire Transfer Instructions for Other Payments
Schedule 3.3                  Allocation Schedule
Schedule 3.8                  Senior Management Employees
Schedule 3.8(a)               Change in Control Payments
Schedule 3.8(b)               Severance policy
Schedule 4.1(e)               Qualifications
Schedule 4.4                  Companies' and Shareholder's consents
Schedule 4.5(a)               Selling Companies' Financial Statements
Schedule 4.5(b)               Foreign Subsidiary's Reference Balance Sheet
Schedule 4.6                  Absence of certain changes
Schedule 4.6-1                Due Inquiry Persons
Schedule 4.7                  Tax exceptions
Schedule 4.8(a)               Title to properties
Schedule 4.8(c)               Sufficiency of Purchased Assets
Schedule 4.8(d)               Leased Real Properties
Schedule 4.8(e)               Underground Storage Tanks
Schedule 4.9                  Tangible asset defects
Schedule 4.10                 Computer programs and year 2000 compliance
Schedule 4.11                 Registrable intellectual property rights
Schedule 4.11-1               Pending intellectual property rights applications
Schedule 4.12                 Litigation
Schedule 4.13                 Insurance
Schedule 4.14                 Employee plans
Schedule 4.14(c)              ERISA exceptions
Schedule 4.15                 Bank accounts
Schedule 4.16(a)              Material contracts and commitments
Schedule 4.16(b)              Defaults under material contracts and commitments
Schedule 4.17                 Labor relations
Schedule 4.17(c)              List of Employees
Schedule 4.18(a)              Violation of Laws

Schedule 4.18(b)              Notification of violation of Laws
Schedule 4.20                 Inventory Defects
Schedule 4.21                 Accounts Receivable
Schedule 4.22                 Certain Interests
Schedule 4.23                 Intercompany transactions
Schedule 4.24                 Warranty Obligations
Schedule 4.25                 Backlog
Schedule 4.27                 Books and Records offsite
Schedule 4.29                 Customer Furnished Items
Schedule 5.2                  Shareholder's consents
Schedule 6.4                  Purchaser's consents
Schedule 7.1                  Conduct of business
Schedule 8.2                  Shareholder guarantees
Schedule 9.1(e)               Required Employment Agreements
Schedule 9.1(j)               Required Employee Releases

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (the "Agreement") dated as of January 26, 1999, by and among LITTON SYSTEMS, INC., a Delaware corporation (the "Purchaser"), SEMX CORPORATION, a Delaware corporation (the "Shareholder"), RETCONN, INCORPORATED, a Connecticut corporation (the "Company") S.T. ELECTRONICS, INC., a California corporation (the "Domestic Subsidiary") and RETCONN SPM (MALAYSIA) SDN. BHD., incorporated under the laws of Malaysia (the "Foreign Subsidiary" and together with the Domestic Subsidiary, the "Subsidiaries").

     WHEREAS, the Shareholder owns all of the issued and outstanding capital stock of the Company;

     WHEREAS, the Company owns all of the issued and outstanding capital stock of the Domestic Subsidiary and ninety-nine (99%) percent of the issued and outstanding capital stock of the Foreign Subsidiary (the "Foreign Subsidiary's Shares");

     WHEREAS, the Company and the Domestic Subsidiary are sometimes hereinafter referred to collectively as the "Selling Companies";

     WHEREAS, the Selling Companies and the Foreign Subsidiary are sometimes hereinafter referred to as the "Companies";

     WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Purchaser desires to purchase from the Selling Companies, and the Selling Companies desire to sell to the Purchaser, all of their assets (including the Foreign Subsidiary Shares) other than the Excluded Assets; and

     WHEREAS, an index of the meaning of capitalized terms is set forth in
Schedule 1 hereof.

     NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     Section 1.1 Purchase and Sale of Assets.


     (a) Upon the terms and subject to the conditions contained in this Agreement, on the closing of sale (the "Closing" and the "Closing Date") each of the Selling Companies shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Selling Companies, free and clear of all liens, security interest and encumbrances (other than the Assumed Monetary Liabilities and Assumed Contractual Liabilities) all of the assets of the Selling Companies except for the Excluded Assets including, without limitation, the following assets (collectively, the "Purchased Assets"):

          (i) All cash, cash equivalents, deposits and prepaid expenses;

          (ii) All accounts receivable excluding amounts due from any Affiliate of the Shareholder (collectively, the "Accounts Receivable");

          (iii) All inventory including, but not limited to, work-in-progress, raw materials and supplies (collectively, the "Inventory");

          (iv) All trademarks, copyrights and patents and applications therefor, tradenames, engineering drawings and manuals, customer lists, telephone and fax numbers, catalogs, fliers, brochures and other advertising and promotional materials, books and records, software, databases, choses in action (including the rights of the Company in the action entitled "Retconn, Incorporated vs. Palco Connector, Inc., Harold Niver and John Maturo" more particularly described in item 4 of Schedule 4.12 (the "Palco Litigation")), trade secrets, all inventions whether or not patented or patentable, know how and all other intellectual and intangible property owned or used by the Selling Companies in the operation of their businesses (collectively, the "Intangible Property");

          (v) Machinery, equipment, tools, vehicles, computers and office equipment, dies and molds, leasehold improvements (except those at the West Pearl Facility), furniture and fixtures and all other tangible personal property owned by the Selling Companies including, without limitation, the assets listed on Schedule 1.1(a)(v) (collectively, the "Fixed Assets");

          (vi) All open sale and purchase orders made in the ordinary course of business and all material contracts necessary to operate the businesses of the Selling Companies as presently conducted all of which are listed on Schedule 1.1(a)(vi) (the "Assumed Contracts"), but excluding the lease to the 199 West Pearl Road, Torrington, Connecticut facility of the Company and any Real Property in connection therewith (the "West Pearl Facility" and the "West Pearl Lease") and further excluding the employment agreements of those persons identified on Schedule 1.1(a)(vi)-1 (collectively, the "Senior Management Employment Agreements"); and

          (vii) The Foreign Subsidiary's Shares.

     (b) The Selling Companies shall retain all amounts due from any affiliated corporation, insurance rebates and refunds, tax refunds, insurance policy rebates or refunds, their corporate books, books of account, tax records and the items identified in Schedule 1.1(b) (collectively, the "Excluded Assets").

     Section 1.2 Determination of Purchase Price.

     (a) The "Purchase Price" for the Purchased Assets shall be equal to the Closing Date Net Worth plus Eighteen Million Two Hundred Seventy Eight Thousand ($18,278,000) Dollars (the "Cash Portion of the Purchase Price") plus the Assumed Monetary Liabilities.

     (b) The "Closing Date Net Worth" of the Companies shall be equal to the value of the Purchased Assets as set forth on the Closing Date Balance Sheet of the Companies less the aggregate amount of liabilities set forth on the Closing Date Balance Sheet of the Companies (the "Assumed Monetary Liabilities") as the same are finally determined in accordance with the procedures set forth below.

     (c) (i) The "Closing Date Balance Sheet" shall be a pro forma balance sheet of the Companies as of the close of business on the Closing Date, which balance sheet shall be prepared on a basis consistent with the Companies' balance sheet as at October 31, 1998 (the "Reference Balance Sheet") and in accordance with generally accepted accounting principles applied in a manner consistent with those used to prepare the Reference Balance Sheet as well as the year-end accounting conventions used to prepare the Companies' December 31, 1997 balance sheet except that (1) the amount, if any, included on the books of the Companies as good will or with respect to the Excluded Assets shall be excluded, (2) the parties have agreed upon a fixed reserve of Fifty Three Thousand ($53,000) Dollars for bad debts and the same shall be reported on the Closing Date Balance Sheet, (3) an accrual shall be made for vacation pay in accordance with the Companies' policy as set forth on Schedule 1.2(c)(i)(3), (4) the parties will jointly take physical inventory immediately after Closing using the methodology set forth on Schedule 1.2(c)(i)(4) and that inventory less an agreed upon fixed reserve for excess and obsolete inventory of One Million Two Hundred Eighty Three Thousand ($1,283,000) Dollars shall be reported on the Closing Date Balance Sheet (5) no severance or parachute payment amounts required to be paid by the Purchaser or the Selling Companies pursuant to the provisions of Section 3.8 hereof or otherwise shall be accrued on the Closing Date Balance Sheet, (6) all costs and expenses incurred by the Company in connection with the preparation to move the West Pearl Facility in accordance with Section 3.9 shall not be accrued on the Closing Date Balance Sheet as such costs and expenses are to be paid by Purchaser pursuant to the provisions of Section 3.9 hereof, (7) no employee bonuses with respect to the period before Closing will be accrued as the same will be paid by the Shareholder pursuant to the provisions of Section 3.8, (8) the income taxes payable by the Companies to federal, state and local tax authorities and the income tax liability shown to be owing by the Companies to the Shareholder as well as income or transfer taxes payable by the Companies or the Shareholder by reason of the consummation of the transactions contemplated by this Agreement shall not be accrued on the Closing Date Balance Sheet, (9) no intercompany liability due to the Shareholder or any Affiliate of the Shareholder (including the Companies) will be accrued, (10) no change shall be made in the remaining useful life of any Purchased Asset based upon Purchaser's intention to take the same out of service, (11) the term loan debt allocated to the Companies by the Shareholder shall not be accrued on the Closing Date Balance Sheet and (12) no accrual shall be made for legal, accounting or finders fees incurred in connection with this Agreement and the consummation of the transactions contemplated hereby as the same will be paid by the Shareholder.

          (ii) Within forty-five (45) days after the Closing Date, the Shareholder shall prepare and deliver to the Purchaser a proposed final Closing Date Balance Sheet (the "Proposed Closing Date Balance Sheet"), which shall be prepared in the manner set forth above.

          (iii) If within forty-five (45) days after the Purchaser's receipt of the Closing Date Balance Sheet (the "Review Period"), the Purchaser provides the Shareholder with a written notice of its disagreement with one or more items (individually a "Price Dispute" and collectively, the "Price Disputes") on the Proposed Closing Date Balance Sheet (a "Price Dispute Notice"), the Purchaser and the Shareholder shall exercise good faith efforts to resolve all matters set forth in the Price Dispute Notice during the thirty (30) day period (the "Resolution Period") following receipt by the Shareholder of the applicable Price Dispute Notice. The Price Dispute Notice shall include a detailed explanation with respect to each Price Dispute by the Purchaser. If all Price Disputes are resolved during the Resolution Period, the parties shall agree in writing to a final Closing Date Balance Sheet. If the Purchaser fails to deliver a Price Dispute Notice before expiration of the Review Period, the Closing Date Balance Sheet shall be deemed to be identical in all respects to the Proposed Closing Date Balance Sheet.

          (iv) If the Purchaser and the Shareholder are unable to resolve in writing all Price Disputes during the Resolution Period, either party may refer the unresolved Price Disputes to

     KPMG Peat Marwick or such other accounting firm agreed upon by the parties (the "Firm"). The Firm shall be instructed promptly to select the individual believed by the Firm's management to be best suited to the engagement.

               (A) The Purchaser and the Shareholder shall have a period of sixty (60) days following the engagement of the Firm (as evidenced by the date of its written acceptance of the engagement) to prepare their submissions to the Firm, and each party shall provide to the other such access to its personnel, books and records with respect to the Companies or otherwise relating to the Price Disputes as is reasonably necessary to enable such other party to do so. Not later than sixty
          (60) days after the engagement of the Firm (as evidenced by the date of its written acceptance of the engagement), the Purchaser and the Shareholder shall submit simultaneous briefs to the Firm (with a copy simultaneously submitted to the other party) setting forth their respective positions regarding the unresolved Price Disputes, and not later than thirty (30) days after the submission of such briefs the Purchaser and the Shareholder shall submit simultaneous reply briefs (with a copy simultaneously submitted to the other). If a hearing is requested by either party, or if additional briefing, a hearing or other information is required by the Firm, the Firm shall give simultaneous notice thereof to the Purchaser and the Shareholder as soon as practicable, and the Purchaser and the Shareholder shall promptly respond with a view to minimizing any delay in the process. If either party fails to timely submit such briefs, the Firm shall make its decision on the basis of such information, if any, as shall have been so submitted.

               (B) The Firm shall make a determination with respect to the Price Disputes referred to it and shall state in writing, in reasonable detail, the bases and reasons for its decision (which shall be based solely on presentations by the Shareholder and the Purchaser and not on any independent review). The Firm shall have the power to determine all issues regarding the Price Disputes referred to it, including, without limitation, procedure, arbitrability and waiver and shall be guided in reaching any decision by the terms of this Agreement. In no event shall the Firm determine, with respect to any Price Dispute, an amount that is outside the range of the amounts submitted by the Purchaser and the Shareholder. The Firm shall not have the authority to modify any provision of this Agreement, and no decision rendered by it shall have that effect. The determination by the Firm pursuant to the process described herein shall be conclusive and binding upon the parties. The fees and expenses of the Firm shall be shared equally by the Purchaser and the Shareholder.



          (v) If the Cash Portion of the Purchase Price as finally determined is more than the Estimated Cash Portion of the Purchase Price, then the Purchaser shall, within ten (10) business days after the Closing Date Balance Sheet becomes final and binding on the parties ("Payment Adjustment Date"), pay to the Shareholder (by wire transfer of immediately available funds to the account specified by the Shareholder in Schedule 1.3) an amount in cash equal to the amount by which the Cash Portion of the Purchase Price exceeds the Estimated Cash Portion of the Purchase Price. If the Estimated Cash Portion of the Purchase Price paid at Closing shall have been greater than the Cash Portion of the Purchase Price as finally determined, then the Shareholder shall, pay to the Purchaser on the Payment Adjustment Date (by wire transfer of immediately available funds to an account specified in writing by the Purchaser) an amount in cash equal to the amount by which the Estimated Cash Portion of the Purchase Price exceeds the Cash Portion of the Purchase Price. All adjustment payments to be made pursuant to this
     Section 1.2(c) shall bear simple interest at the rate of six (6%) per cent per annum based on a year of 365 days from the Closing Date through the date of payment.

     Section 1.3 Estimated Cash Payment at Closing.

     (a) On the Closing Date the Purchaser shall pay to the Shareholder and to the other persons and firms designated on Schedule 1.3(a) by wire transfer of immediately available funds to the accounts specified in Schedule 1.3(a) an aggregate amount equal to Twenty Three Million Nine Hundred Thousand ($23,900,000) Dollars (the "Estimated Cash Portion of the Purchase Price").

     (b) In addition, Purchaser will wire the amounts listed on Schedule 1.3(b) in accordance with the wire instructions set forth on Schedule 1.3(b).

     Section 1.4 Assumption of Certain Liabilities.

     (a) In addition to paying the Cash Portion of the Purchase Price and the other payments required to be made by it pursuant to the provisions of this Agreement, the Purchaser shall assume at Closing and shall thereafter pay when due all of the other liabilities of the Companies of the nature and type to be accrued on the Closing Date Balance Sheet as provided in Section 1.2(c) above, all of which liabilities so assumed shall be accrued on the Closing Date Balance Sheet.

     (b) At Closing, the Purchaser shall also assume (i) all of the obligations of the Selling Companies under the Assumed Contracts accruing on or after the Closing Date (excluding, however, liabilities accruing on or after the Closing Date with respect to defaults or events occurring prior to the Closing Date, which with the giving of notice or the passage of time, or both, would constitute a default under any such Assumed Contract) and (ii) warranty obligations and obligations for customer returns customer returns, adjustments and repairs relating to products sold by the Companies in the ordinary course of business in conformity with the Selling Companies' warranty and return policies, such items referred to in (ii) of this Section not to exceed Two Hundred Thousand ($200,000) Dollars in the aggregate. The obligations referred to in
(b)(i) and (b)(ii) of this Section are collectively referred to as the "Assumed Contractual Liabilities".

     (c) Except as expressly provided in Section 3.8(a) or (b) with respect to certain Change in Control payments and severance obligations, Section 3.9 with respect to the West Pearl Facility relocation expenses and in Section 1.4(a) and
(b) above, the Purchaser shall not be obligated to assume or become liable for, and shall not assume or become liable for, any of the liabilities, obligations, debts, contracts or other commitment of the Selling Companies of any kind whatsoever, known or unknown, fixed or contingent, including, without limitation, any environmental liability or obligation arising out of the condition of the Real Property at the Closing and any obligations of the Companies disclosed on Schedule 4.12 other than with respect to the Palco Litigation.

                                   ARTICLE II

                                     CLOSING

     Section 2.1 Time and Place. Upon the terms and subject to the conditions contained in this Agreement, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Salon, Marrow & Dyckman, LLP, 685 Third Avenue, New York, New York 10017, at 10:00 a.m. local time, on February 5, 1999, or on the first Friday which follows, by at least one (1) week, the satisfaction of the conditions set forth in Sections 9.2(d), 9.2(g) and 9.2(h) hereof whichever is later, or at such other place, time and date as may be agreed upon by the parties.

     Section 2.2 Deliveries by the Companies and the Shareholder. At the Closing, the Companies and the Shareholder shall deliver or cause to be delivered to the Purchaser the following:

     (a) Executed bills of sale and assignments of the Purchased Assets including patent assignments, in form and substance reasonably satisfactory to Purchaser and its counsel.

     (b) Copies of the Certificates of Incorporation of the Companies and the Shareholder as amended, certified as of the most recent practicable date by the Secretary of State of the State of its incorporation or, in the case of the Foreign Subsidiary by its Secretary or Assistant Secretary or other officer.

     (c) Certificates from the Department of Revenue of the State of Connecticut and the State of California as to the payment of taxes by the Company and the Domestic Subsidiary, respectively, such certificate to be dated as of the most recent practicable date.

     (d) A certificate of the Secretary or Assistant Secretary of the Shareholder and the Companies stating that (i) the resolutions referred to in Sections 4.1(b) and 5.1(b) were duly and validly adopted, have not been modified, revoked or rescinded in any respect and are in full force and effect on the Closing Date, (ii) the Certificates of Incorporation of the Companies and the Shareholder have not been amended or modified since the date of the certification referred to in Section 2.2(b). Attached to such certificate shall be a true and correct copy of the By-Laws of the Companies and the Shareholder as in effect on the date hereof and at all times thereafter to and including the Closing Date.

     (e) The Shareholder's certificate referred to in Section 9.1(c).

     (f) The opinion of Companies' and the Shareholder's counsel referred to in
Section 9.1(f).

     (g) Any material consents from third parties required in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby.

     (h) A Certificate of Amendment to the Certificates of Incorporation of each of the Selling Companies duly executed and in form to be filed changing its name to a name which does not contain any of the words or initials Retconn or S.T. Electronics and a certificate of amendment to the organization documents of the Foreign Subsidiary to a name designated by Purchaser which does not contain the letters SPM.

     (i) All other documents, instruments and writings required to be delivered by the Companies or the Shareholder to the Purchaser at the Closing pursuant to this Agreement or otherwise required or reasonably requested in connection herewith.

     Section 2.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Shareholder, the Companies or their designees the following:

     (a) Payment by wire transfers of immediately available funds of (i) the Estimated Cash Portion of the Purchase Price to the Shareholder or its designees in accordance with Schedule 1.3(a) and (ii) the Change in Control Payments required to be paid at Closing pursuant to the provisions of Section 3.8(a) hereof in accordance with Schedule 1.3(b).

     (b) A certificate of the Secretary or Assistant Secretary of the Purchaser stating that to the resolutions referred to in Section 6.2 were duly and validly adopted, have not been modified, revoked or rescinded in any respect and are in full force and effect on the Closing Date.

     (c) The officers' certificate referred to in Section 9.2(c).

     (d) The opinion of the Purchaser's counsel referred to in Section 9.2(e).

     (e) An Assumption Agreement whereby the Purchaser assumes and agrees to pay the Assumed Monetary Liabilities and assumes and agrees to perform the Assumed Contractual Liabilities including the obligations of the Companies under the Assumed Contracts, in form and substance reasonably satisfactory to the Shareholder and its counsel.

     (f) All other documents, instruments and writings required to be delivered by the Purchaser to the Shareholder at the Closing pursuant to this Agreement or otherwise required or reasonably requested in connection herewith.

                                   ARTICLE III

             CERTAIN COVENANTS OF THE SHAREHOLDER AND THE PURCHASER

     Section 3.1 Confidentiality.

     (a) The Shareholder does hereby acknowledge that the Purchaser would be irreparably damaged if Confidential Information of the business and affairs of the Companies were disclosed or utilized on behalf of any person, firm, corporation or other business organization after the date hereof, and, if the transactions contemplated by this Agreement close, for a period of five (5) years after the Closing Date (the "Restricted Period"). The Shareholder covenants and agrees not to, and to use diligent efforts to cause its agents, employees, affiliates or associates (collectively, "Affiliates" (as the terms "affiliate" and "associate" are defined by the Rules and Regulations promulgated under the Securities Act of 1933, as amended) not to, except as required in the ordinary course of the business of the Companies prior to Closing, disclose or use any such Confidential Information. "Confidential Information" as used herein shall mean information disclosed by the Companies to the Shareholder, or developed or obtained by the Shareholder before the Closing Date relating to or concerning any of the products or processes of the Companies and the research, development, sale, distribution, marketing, maintenance, support and licensing of the same and the development and exploitation of proprietary rights relating thereto, whether or not any of the foregoing are patentable or copyrightable, including, without limitation, all know-how, technical information, inventions, ideas, concepts, processes, procedures, operations, computer programs and software, research and development plans and results, data bases, specifications, documentation, algorithms, source codes, object codes, program listings, product platforms and architectures, concepts, screens, formats, "look and feel" of proprietary software, trade secrets, technology, product information, customer and supplier lists, financial information, business and marketing plans, the practices and methods of the Companies and marketing and other relationships between the Companies, their customers, employees, agents, consultants and independent contractors. Confidential Information shall not include information which (i) is disclosed in a printed publication available to the public, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no wrongful act on the part of the Shareholder (ii) is obtained by the Shareholder lawfully from a third party who is believed by the Shareholder not to be under an obligation of secrecy to the Companies or the Purchaser and is believed to not be under any similar restrictions as to use or (iii) is generally disclosed to third parties by the Companies or Purchaser without similar restrictions on such third parties.

     (b) The Shareholder and the Selling Companies acknowledge that the violation by them of the foregoing covenant could not reasonably or adequately be compensated by damages in an action at law. Therefore, in addition to any other remedies or sanctions provided by law, and without limiting the right of the Purchaser or its successors or assigns to pursue all other or legal and equitable rights available to them, the Purchaser shall have the right during the Restricted Period to compel specific performance hereof by the Shareholder and the Selling Companies or to obtain temporary and permanent injunctive relief against violations hereof by the Shareholder and the Selling Companies, and, in furtherance thereof, to apply to any court with jurisdiction over the parties hereto to enforce the provisions hereof.

     (c) In the event the Shareholder or the Selling Companies is served with legal process which in the opinion of its counsel requires it to disclose Confidential Information, then it will give notice thereof to the Purchaser to enable Purchaser to take whatever steps it deems appropriate at Purchaser's sole cost and expense to protect the confidentiality of such Confidential Information.

     (d) In the event the transactions contemplated by this Agreement close, then the Shareholder shall promptly request that all Confidential Information delivered to proposed purchasers of the Companies be returned to the Shareholder or that such proposed purchasers certify that they have destroyed the same. The Shareholder shall deliver such information and certifications to the Purchaser promptly after receipt of the same. In addition, the Shareholder shall assign to Purchaser all of the

Shareholder's rights under any confidentiality agreements which were executed by any such proposed purchaser.

     (e) At Purchaser's request, the Shareholder shall at Purchaser's expense, but only after authorization by Purchaser, undertake all commercially reasonable steps to obtain confidential treatment (to the extent the same may be available) for this Agreement and all agreements, instruments and documents executed in connection herewith, if any such agreements are required to be filed with any securities exchange, securities regulating agency or any similar body or organization governing the Shareholder.

     Section 3.2 Restrictive Covenant.

     (a) For and in consideration of the benefits to be derived, directly and indirectly, from this Agreement and the transactions contemplated hereby, the Shareholder covenants and agrees that for a period of three (3) years from and after the Closing Date (the "Non-Competition Period") it shall not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of any business or Person engaged in the Defined Business or any business substantially similar thereto or competitive therewith anywhere in the world.

     (b) Notwithstanding the provisions of Subsection 3.2(a), the Shareholder shall not be prohibited from (A) the acquisition by asset purchase, stock purchase, merger, consolidation or otherwise of the business, properties, rights and assets of any corporation, partnership or other business entity (a "Person") partially engaged in the Defined Business provided that (x) such activity does not exceed twenty-five (25%) percent of the total revenues of such Person for the fiscal year of such person immediately preceding the closing of such acquisition and
(y) the annual revenues of such Person from the Defined Business do not exceed Five Million ($5,000,000) Dollars for the fiscal year of such person immediately preceding the closing of such acquisition (if the foregoing provisions are not satisfied, then the Shareholder shall sell or otherwise dispose of the portion of such Person engaged in the Defined Business within one (1) year following such acquisition); or (B) the direct or indirect ownership of not more than five percent (5%) of any class of debt or equity security of any Person engaged in the Defined Business provided that such security is traded on a national securities exchange or automated quotation system. For purposes hereof "Defined Business" shall mean the design, manufacture, sale and distribution of radio frequency connectors and cable assemblies.

     (c) The Shareholder and the Selling Companies covenant and agree that during the Non-Competition Period, they shall not solicit, encourage or induce any customer, supplier, agent, sales representative or Continuing Employee to discontinue his or its business relationships with the Purchaser; provided, however, that the foregoing shall not restrict the Shareholder or the Selling Companies from soliciting any Continuing Employee terminated by Purchaser after the date Purchaser gives notice of termination to such Continuing Employee; and provided further, however, that the foregoing shall not apply to any employment related discussions between the Shareholder or the Selling Companies and any Continuing Employee that are initiated by such Continuing Employee at any time. A "Continuing Employee" shall mean any person employed by the Companies immediately prior to the Closing Date who accepts employment with the Purchaser; provided, however, any employee whose employment with the Purchaser is subsequently terminated by such employee shall not be considered a Continuing Employee three (3) months after his employment with the Purchaser has terminated.


     (d) The Shareholder and the Selling Companies covenant and agree that Purchaser's remedy at law for any breach of this Section 3.2 is inadequate and that, in the event of any such breach by the Shareholder or the Selling Companies, Purchaser shall be entitled to injunctive relief, without posting bond or other security, in addition to any other remedy at law, in equity or under this Agreement to which it may be entitled. Without limiting the generality of the preceding sentence, the parties acknowledge and agree that it is impossible to measure in money all of the damages that would accrue to Purchaser by reason of any breach of this Section 3.2. The Shareholder and the Selling Companies waive in advance any claim or defense, in any legal proceeding that may in the future be commenced by the Purchaser to enforce such provisions, that Purchaser has an adequate remedy at law, and the Shareholder and the Selling Companies agree not to urge in any legal proceeding that an adequate remedy at law exists.

     (e) Notwithstanding anything in Section 12.3 to the contrary, this Section
3.2 is for the benefit of the Purchaser and each of its subsidiaries and Affiliates as currently existing or as are established at any time during the Non-Competition Period, and may be enforced by any such entity as if it had been a named party to this Agreement.

     (f) In the event that the provisions of this Section 3.2 shall be determined by a court of competent jurisdiction to be unenforceable under applicable laws as to that jurisdiction (the parties agreeing that such decision shall not be binding, res judicata or collateral estoppel in any other jurisdiction) for any reason whatsoever, then any such provision or provisions shall not be deemed void, but the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 3.2 shall be amended in accordance with said modifications, it being specifically agreed by the Shareholder and the Purchaser that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable laws.

     Section 3.3 Allocation of Purchase Price.

     (a) Annexed hereto as Schedule 3.3 is an allocation of the Estimated Purchase Price among the Purchased Assets and the restrictive covenant of the Shareholder as agreed to by the parties based upon the Estimated Purchase Price set forth in Schedule 3.3 ("Agreed Allocation of Estimated Purchase Price"). The Purchase Price as finally determined in accordance with Section 1.2 shall be allocated by agreement of the parties within thirty (30) days thereof, in accordance with the character of each such adjustment, on a basis consistent with the Agreed Allocation of Estimated Purchase Price (the "Final Allocation") provided, however, if they cannot so agree, then such dispute shall be submitted to the Firm for determination as if it were a Price Dispute.

     (b) The Shareholder and the Purchaser agree to follow the Agreed Allocation of Estimated Purchase Price and the Final Allocation, when completed, for all purposes, including any federal, foreign, state, county or local income and franchise tax return filed by them subsequent to the Closing Date, and including the determination by the Shareholder and the Selling Companies of taxable gain or loss on the sale of the Purchased Assets and the determination by the Purchaser of its tax basis in the Purchased Assets.

     (c) The Shareholder, the Selling Companies and the Purchaser each covenants and warrants:

          (i) that in no tax return hereafter filed by it, or any of its successors or assigns, will it or any of its successors or assigns, treat the allocation of the aggregate consideration paid hereunder for the Purchased Assets and the restrictive covenant of the Shareholder inconsistently with that set forth in this Section; and

          (ii) that in no tax audit, tax examination, tax review or tax litigation will it, or any of its successors or assigns, claim or assert that the allocation of the aggregate consideration paid hereunder for the Purchased Assets and the restrictive covenant of the Shareholder should be inconsistent with that set forth in this Section; provided, however, that the foregoing shall not be construed to prevent any of the parties from settling with the Internal Revenue Service if it challenges the allocation on such terms as a party may negotiate in its complete discretion.


     Section 3.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any similar tax) shall be paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees, and, if required by applicable law, the Companies will join in the execution of any such tax returns and other documentation. The Purchaser shall furnish the Companies with all required resale certificates or other exemption certificates with respect to the Purchased Assets at or before Closing.

     Section 3.5 Execution of General Release. Intentionally omitted.

     Section 3.6 Preparation of Final Tax Returns. The Shareholder shall at its expense prepare and file all the Federal, state and local tax returns required to be prepared for the Selling Companies' fiscal year ending December 31, 1998 and for following periods as required by law.

     Section 3.7 Access to Books and Records. Purchaser and Shareholder shall each grant the other and its representatives access to all books and records transferred to the Purchaser, retained by the Foreign Subsidiary or retained by the Shareholder, as the case may be, upon reasonable notice during regular business hours and will permit the other party and its representatives to copy the same to enable it to prepare the tax returns of the Companies, to respond to any governmental inquiries or for other good reason. Neither party shall destroy any of such books and records other than in accordance with its standard record retention policy without first providing the other sixty (60) days prior written notice of its intent to do so to enable the other party to take and preserve any such books and records.

     Section 3.8 Certain Employee Matters.

     (a) On or immediately after the Closing Date, the Purchaser agrees to offer employment to all of the Selling Companies' senior employees identified on
Schedule 3.8 (collectively, "Senior Management Employees"). The Purchaser agrees on behalf of the Selling Companies to pay on the Closing Date to the persons listed on
Schedule 3.8(a) the amount due such person pursuant to the "Change in Control" provisions of his employment agreement as set forth on Schedule 3.8(a) ("Change in Control Payment") less applicable withholding and payroll taxes as determined by the Shareholder, which latter amount shall be paid to the Company for deposit by it with the applicable taxing authorities. All such payments to be made directly to such persons shall be conditioned at the Shareholder's or Purchaser's request upon the delivery of a release by such persons to the Shareholder, the Selling Companies and the Purchaser in form and substance reasonably satisfactory to them, failing which such Change in Control Payment shall be paid instead to the Shareholder.

     (b) The Purchaser shall offer continued employment to at least ninety (90%) per cent of all of the employees of the Selling Companies including the Senior Management Employees employed on the Closing Date. The Purchaser shall pay to the Shareholder on the Payment Adjustment Date the aggregate amount of severance due employees who are not offered employment by the Purchaser calculated in accordance with the Selling Companies' severance policy as set forth in Schedule 3.8(b).

     (c) If and to the extent permitted by the terms of its employee benefit plans, the Purchaser shall offer to all of the Selling Companies' employees that are hired by it, credit for their years of service with the Selling Companies for eligibility and vesting purposes under the Purchaser's employee benefit plans.

     (d) The Shareholder shall cause the Selling Companies to give all appropriate notices to its employees by reason of the termination of their employment by the Companies which are required under Federal, state or local law including notices under COBRA.

 (e) The Selling Companies shall pay at Closing all bonuses due their employees through the Closing Date.

     Section 3.9 Relocation of West Pearl Road Facility. At the request of the Purchaser, the Company shall cooperate with the Purchaser at the Purchaser's expense to prepare to remove the operations of the Company conducted and the Purchased Assets located at the West Pearl Facility to the Purchaser's Watertown, Connecticut facility immediately following the Closing; provided, however, the Company shall not be obligated to take any action which would adversely affect the operation of its business if the transactions contemplated by this Agreement do not close. All costs and expenses incurred by the Company in connection with such preparations which were authorized or approved by Purchaser, including, but not limited to, employee overtime charges, shall be borne and paid for by the Purchaser regardless of whether the transactions contemplated by this Agreement close; provided, however, that the Shareholder shall be responsible for all costs and expenses associated with the surrender of the West Pearl Facility in accordance with the West Pearl Lease.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES BY THE
                    SHAREHOLDER WITH RESPECT TO THE COMPANIES

     The Shareholder hereby represents and warrants to the Purchaser as follows:

     Section 4.1 Organization, Authorization and Valid and Binding Agreement.

     (a) Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State or Country of its incorporation and has the corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to own and lease the properties and other assets it presently owns or leases and to carry on its business as presently conducted.

     (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the shareholders of the Selling Companies and by each of the Boards of Directors of the Companies and the resolutions adopted by the shareholders of the Selling Companies and by each of the Boards of Directors of the Companies evidencing such authorization, a copy of which as certified by the Secretary or Assistant Secretary of each of the Companies was previously delivered to the Purchaser, were duly and validly adopted, and have not been modified, revoked or rescinded in any respect and are in full force and effect. No other corporate proceedings on the part of the Companies are necessary to authorize this Agreement, or the transactions contemplated hereby.

     (c) This Agreement constitutes a valid and binding agreement of each of the Companies enforceable against each of the Companies in accordance with its terms.

     (d) The copies of the Certificate of Incorporation, and all amendments thereto, of each of the Companies, as certified by the Secretary of State of its incorporation or its Secretary or Assistant Secretary, and the By-Laws, as amended to date, of each of the Companies, a copy of which as certified by its Secretary or Assistant Secretary was previously delivered to the Purchaser, are true, complete and correct copies of the Certificate of Incorporation and By-Laws of each of the Companies, as amended and presently in effect.

     (e) Each of the Companies is duly licensed or qualified to do business as a foreign corporation and is in good standing in every domestic and foreign jurisdiction in which it is required to be so licensed or qualified except where failure to so qualify would not have a material adverse effect on its condition (financial or otherwise), assets, liabilities, earnings, prospects or business ("Material Adverse Effect"). A correct and complete list of such jurisdictions is set forth in Schedule 4.1(e).

     Section 4.2 Capitalization of the Foreign Subsidiary. The authorized capital stock of the Foreign Subsidiary consists solely of 1,000,000 shares of common stock, having a par value of

RM 1.00 each, of which a total of 200,000 shares are outstanding. All of the Foreign Subsidiary's shares are duly authorized, validly issued and outstanding, fully paid and non assessable. There are no outstanding (i) options, warrants, convertible debentures or other securities or rights to purchase or acquire any capital stock of the Foreign Subsidiary or (ii) contracts, commitments, agreements, understandings, arrangements or restrictions to which the Foreign Subsidiary, the Company or the Shareholder is a party or by which any one or more of them is bound relating to any shares of capital stock or other securities of the Foreign Subsidiary (including the Foreign Subsidiary's Shares). The Company owns 198,000 shares of the common stock of the Foreign Subsidiary free and clear of all liabilities, obligations, claims, liens, charges, pledges, encumbrances and restrictions of any kind whatsoever. The remaining 2,000 shares of the issued and outstanding common stock of the Foreign Subsidiary is owned by Ong ai Leng and Rizal Hafiz bin Ruslan subject to a trust agreement in favor of the Company, a true and correct copy of which has been delivered to the Purchaser.

     Section 4.3 No Equity Investments or Subsidiaries.

     (a) Except for the Domestic Subsidiary and the Foreign Subsidiary, the Company does not own nor does it have the right to acquire any interest in any other corporation, limited liability company, joint venture, partnership, limited partnership or any other business organization.

     (b) Neither the Domestic Subsidiary nor the Foreign Subsidiary owns nor does it have the right to acquire any interest in any other corporation, limited liability company, joint venture, partnership, limited partnership or any other business organization.

     Section 4.4 Consents; No Violation. Except as set forth in Schedule 4.4, neither the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with any of the provisions hereof, (i) violates any statute or law or any rule, regulation, order, award, judgment or decree of any court or governmental authority, affecting any of the Companies in any way, (ii) violates or conflicts with or constitutes a default under any contract, commitment, agreement, understanding, arrangement, trust or restriction of any kind to which any of the Companies is a party, by which any of them is bound or which otherwise in any way affects any of them, (iii) will cause, or give any persons valid grounds to cause (with or without notice, the passage of time or both), the maturity of any debt, any liability or obligation of any of the Companies to be accelerated, or will increase any such liability or obligation, (iv) requires any filing with, the notification of, or the obtaining of any permit, authorization, consent or approval of any third party or governmental or regulatory authority, foreign or domestic, or (v) violates or conflicts with the Certificate of Incorporation or By-Laws, as amended, of any of the Companies.

     Section 4.5 Financial Statements. (a) Annexed hereto as Schedule 4.5(a) are the internally prepared and unaudited consolidated balance sheet of the Companies as of December 31, 1996, December 31, 1997 and October 31, 1998 accompanied by an officer's certificate and the related internally prepared and unaudited consolidated statements of income, stockholders' equity and cash flow of the Companies for the years or period then ended (collectively, the "Companies' Financial Statements"). The balance sheets included in the Companies' Financial Statements are correct and complete and fairly present the financial position and assets and liabilities (whether absolute or accrued) of the Companies as of the respective dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis except (i) no accrual for vacation pay was made, (ii) the reserve for obsolete and excess inventory items was calculated using a method different than the method agreed to by the parties for the purpose of determining the Closing Date Net Worth,
(iii) the accruals for Federal income tax liabilities and term loan indebtedness do not reflect legal obligations of the Companies and (iv) there are no footnotes to the Companies' Financial Statements except as to commitments and contingencies with respect to the October 31, 1998 Companies' Financial Statement, and the statements of income, stockholders' equity and cash flow included in the Companies' Financial Statements are correct and complete and fairly present the results of operations and changes in cash flow of the Companies for the periods indicated, in accordance with generally accepted accounting principles applied on a consistent basis except that (i) no accrual for vacation pay was made, (ii) the reserve for obsolete and excess inventory items was calculated using a method different than the method agreed to by the parties for the purpose of determining the Closing Date Net Worth, (iii) corporate overhead charges and allocations (including Federal taxes and interest) imposed by the Shareholder or the Companies may not accurately reflect the value of the goods and services provided by the Shareholder or the Companies or the legal obligations of the Companies and (iv) there are no footnotes to such Financial Statements except as to commitments and contingencies with respect to the October 31, 1998 Financial Statement.

     (b) Annexed hereto as Schedule 4.5(b) is the internally prepared and unaudited balance sheet of the Foreign Subsidiary as of October 31, 1998 accompanied by an officer's certificate (the "Foreign Subsidiary's Reference Balance Sheet"). The Foreign Subsidiary's Reference Balance Sheet is correct and complete and fairly presents the financial position and assets and liabilities (whether absolute or accrued) of the Foreign Subsidiary as of the date thereof in accordance with generally accepted accounting principles applied on a basis consistent with those used to prepare the Companies' Financial Statements except that (i) no accrual for vacation pay was made, (ii) no accruals were made for certain expenses incurred by the Company and the Domestic

Subsidiary on behalf of the Foreign Subsidiary, (iii) there are no footnotes to the Foreign Subsidiary's Reference Balance Sheet except as to commitments and contingencies and (iv) all intercompany assets and liabilities are separately identified. The Companies' Financial Statements and the Foreign Subsidiary's Reference Balance Sheet are herein sometimes collectively referred to as the "Financial Statements."

     Section 4.6 Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.6 or as disclosed or reflected in the October 31, 1998 Financial Statements referred to in Section 4.5, since October 31, 1998, none of the Companies has: (i) suffered any material adverse change in its working capital, financial condition, assets, liabilities, or to the Best Knowledge of the Shareholder, its business or prospects; (ii) experienced any material labor relations difficulty, or suffered any material casualty loss (whether or not insured); (iii) made any material change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business; (iv) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves; (v) permitted or allowed any of its properties or assets (whether real, personal or mixed, tangible or intangible), to be mortgaged, pledged or subjected to any lien or encumbrance, except liens or encumbrances for taxes not yet delinquent; (vi) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice; (vii) granted any increase in the compensation of any officer or employee (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or instituted or adopted any new benefit programs, plans or other arrangements for officers or employees, and no such increases (other than annual salary and bonus reviews) or new programs, plans or arrangements are customary on a periodic basis or required by agreement or understanding; (viii) made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment except in the ordinary course of business consistent with past practices; (ix) declared, paid or made or set aside for payment or making, any dividends or other distribution in respect of its capital stock or other securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;
(x) made any material change in any method of accounting or accounting practice;
(xi) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, the Shareholder, any of the officers or directors of the Companies, or any Affiliate thereof; (xii) subdivided or in any way reclassified any shares of its capital stock; (xiii) released or waived any material right; or (xv) agreed, whether in writing or otherwise, to take any action described in this Section 4.6. For purposes of this Agreement "Best Knowledge of the Shareholder" or "Knowledge of the Shareholder" or words of similar import shall mean actual knowledge of the Shareholder after due inquiry is made by the Shareholder of the persons and firms listed on Schedule 4.6-1 and the books and records of the Companies.

     Section 4.7 Certain Tax Matters.

     (a) Each of the Companies has duly filed all Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete, and each of the Companies has duly paid or made provision for the payment of all Taxes which are shown to be due and payable on such Tax Returns. True and correct copies of all Tax Returns for all periods with respect to which the assessment or collection of tax by the applicable taxing authority is not barred by the applicable statute of limitations have previously been delivered or made available to the Purchaser. Since October 31, 1998, none of the Companies has incurred any liabilities for Taxes other than in the ordinary course of business. There are no liens with respect to Taxes (other than liens with respect to personal property taxes and real property taxes not yet delinquent) upon any of the properties or assets, real, personal or mixed, tangible or intangible, of the Companies. To the Best Knowledge of the Shareholder, except as accurately and completely described in Schedule 4.7, there are no pending questions relating to, nor claims asserted for, Taxes against any of the Companies, and, to the Best of the Shareholder's Knowledge, there is no valid basis for any such question or claim. Except as set forth in Schedule 4.7, none of the Companies has granted any extension of the limitation period applicable to any claim for Taxes for any period.

     (b) Each of the Companies has withheld from its employees and any other applicable payees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods through the date hereof in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security and employment tax withholding for all types of compensation, and withholding on payments to non-United States persons).

     (c) For purposes of this Agreement, (i) "Taxes" means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political sub division of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll, employee and other withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, net worth taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature whether arising before, on or after the Closing Date, and
(ii) "Tax Returns" means all reports, elections, estimates, information statements and returns relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any Federal, state, local or foreign government taxing authority.

     Section 4.8 Title to Properties; Encumbrances; Sufficiency of Property.

     (a) Other than with respect to the Companies' intellectual property rights as to which representations are made in Section 4.11 hereof and except as set forth in Schedule 4.8(a), each of the Companies has good title to all of its respective properties and assets, real, personal and mixed, tangible and intangible, including, without limitation, all the properties and assets reflected in the October 31, 1998 Financial Statements (except assets collected, consumed or disposed of since October 31, 1998 in the ordinary course of business and consistent with past practice). None of such properties or assets (or any other properties or assets used in the business of the Companies) are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except (i) liens set forth on Schedule 4.8(a), (ii) liens shown on the October 31, 1998 Financial Statements (iii) liens in favor of First Union National Bank, N.A. (successor to First Union Bank of Connecticut) for itself and as agent for Fleet National Bank (the "Bank") and (iv) liens for current taxes not yet delinquent and taxes for which adequate provision is made in the Reference Balance Sheet.

     (b) None of the Companies owns any real property.

     (c) Except as set forth on Schedule 4.8(c), the Purchased Assets constitute all of the assets necessary to enable Purchaser to operate the Defined Business as a going concern in substantially the same manner as such Defined Business has heretofore been conducted by the Companies.

     (d) The Companies conduct the Defined Business on parcels of real property including, without limitation, their soils, surface and ground waters and buildings (collectively, the "Real Property") that are leased by the Companies, which are described in Schedule 4.8(a); the Companies have no other branches or representative offices. Except as described in Schedule 4.8(a), no party other than the Companies holds any lease, license or other right to own or occupy any of the Real Property.

     (e) To the Best Knowledge of the Shareholder, no defect or condition of the Real Property or the soil or geology of such property exists which will impair its current or planned use. To the Best Knowledge of the Shareholder, the buildings on the Real Property do not contain any friable asbestos and, except as set forth on Schedule 4.8(e), there are no underground storage tanks located on the Real Property.

     (f) No notice of violation of the applicable laws or of any covenant, condition, restriction or easement affecting the Real Property or its use or occupancy has been received by the Companies from any governmental entity or other person entitled to enforce the same.

     (g) No written notice has been received by the Companies as to any plan, study, or effort by any governmental entity which may adversely affect the current or planned use of the Real Property.

     (h) No notice has been received by the Companies as to any:

          (i) public improvement that may involve an assessment being levied, or which may result in the creation of a lien on the Real Property;

          (ii) intended or proposed law (including, but not limited to, zoning changes or variances) that may adversely affect the current or planned use or occupancy of the Real Property, or

          (iii) suit, action, claim, or legal, administrative, or other proceeding or investigation or remediation pending, threatened or contemplated, affecting or arising in connection with the Real Property.

     (i) No written notice has been received by the Companies that there is any existing or contemplated plan to construct, modify or realign any street, highway, power lines, or pipelines or any proposed or eminent domain proceeding, which would result in the taking of any part of the Real Property, or would adversely affect its current or planned use.

     (j) No written notice has been received by the Companies that there are encroachments from the Real Property of any improvements on to any adjoining property or on to the Real Property from any adjoining property.

     (k) No written notice has been received by the Companies that the present conduct of the Defined Business and the ownership, occupancy, use and operation of the Real Property violates any deed, lease or applicable zoning, city planning and building statutes, laws, ordinances, rules and regulations.

     Section 4.9 Leasehold Improvements, Machinery, Equipment and Furniture. Except as set forth in Schedule 4.9, all leasehold improvements, machinery, equipment and furniture owned or leased by the Companies and which are currently used are structurally sound with no material defects, in good operating condition and repair (ordinary wear and tear excepted) and usable in the ordinary course of business. None of the Companies has received notification that it is in material violation of any applicable building, zoning, environmental, health, safety or other law, ordinance or regulation in respect of any of its assets or their operation, which violation remains uncured, and, to the Best Knowledge of the Shareholder, no such material violation exists.

     Section 4.10 Computer Programs, Databases and Software. Schedule 4.10 accurately identifies all significant computer programs (other than standard packaged software for personal computers) owned or licensed by any of the Companies and currently used in connection with the operation of the Defined Business of the Companies. Except as noted on Schedule 4.10, to the Best Knowledge of the Shareholder, such programs are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" shall mean that data using dates later than December 31, 1999 will be correctly processed in any level of computer hardware or software including, but not limited to, embedded hardware, microcode, firmware, application programs, files and databases. Except as described in Schedule 4.10, all of the Purchased Assets, and all of the products and services currently being manufactured or provided by the Companies, are Year 2000 Compliant.

     Section 4.11 Patents, Trademarks, Copyrights. Schedule 4.11 identifies each patent, trademark and copyright owned by any of the Companies (collectively, the "Registerable Intellectual Property Rights"). Except for the lien of the Bank, each of the Companies has good title to, and is the sole owner of, its respective Registerable Intellectual Property Rights free and clear of all liens, claims and encumbrances. Except as set forth in Schedule 4.11-1, none of the Companies has any pending application for any Registerable Intellectual Property Rights (collectively, the "Pending Intellectual Property Rights

Applications"). None of the Companies licenses any of its intellectual property rights to others, and, except for software licenses, none of the Companies licenses intellectual property rights owned by others. Except as set forth in
Schedule 4.11, no party has claimed or asserted or, to the Best Knowledge of the Shareholder, threatened that any of the Products, nor any processes, methods, designs, formulae, know-how, trade secrets, proprietary information, trademarks, service marks, trade dress, trade styles, logos, trade names, assumed names, copyrights, or designations used by any of the Companies, infringe any patents, trademarks, copyrights, confidential or proprietary rights or any other rights, of another. None of the Companies have covenanted not to assert against any third party any rights relating to the intellectual property used or held for use in the Defined Business. None of the intellectual property rights owned by the Companies has been declared invalid or is the subject of a pending or, to the Knowledge of the Shareholder, threatened action for cancellation or a declaration of invalidity, or opposition proceeding, nor to the Best of the Shareholder's Knowledge is there any basis upon which such a claim or challenge could be made, and there is no pending judicial proceeding involving any claim, and, except as set forth on Schedule 4.11, to the Best of the Shareholder's Knowledge, neither the Companies nor any of their Affiliates has received written notice or claim of any infringement, misuse or misappropriation of any patent, trademark, trade name, copyright, license or similar intellectual property right owned by any third party. All maintenance, renewal or other similar fees currently due and required by the applicable governmental entity to maintain in effect all the Companies' registered intellectual property rights have been paid, and no such fee or any fine is due with respect thereto.

     Section 4.12 Litigation.

     Except as set forth in Schedule 4.12, there is no claim, action, suit, proceeding or investigation pending or, to Best Knowledge of the Shareholder, threatened against or affecting any of the Companies or the transactions contemplated hereby.

     Section 4.13 Insurance. Schedule 4.13 sets forth a complete and accurate list of all policies (including their respective expiration dates) of fire, liability, product liability, workmen's compensation, health, title and other forms of insurance presently in effect with respect to the Companies. All such policies (i) are valid, outstanding and enforceable policies and (ii) will remain in full force and effect at least through the respective dates set forth in Schedule 4.13 or the Closing Date, whichever is earlier, without the payment of additional premiums other than additional premiums in the ordinary course prior to Closing.

     Section 4.14 Employee Benefit Plans.

     (a) Definitions.

          (1) Benefit Arrangement. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement, policy or plan and each plan, arrangement

     (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code") providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is, or within the prior five years was, entered into, maintained, contributed to or required to be contributed to by any of the Companies, an ERISA Affiliate, or any predecessor thereof, or under which any of the Companies, or any ERISA Affiliate, may incur any liability, and (C) covers or covered any employee or former employee, independent contractor or former independent contractor, officer, director or agent of any of the Companies, or any ERISA Affiliate.

          (2) Employee Plans. "Employee Plans" shall mean collectively all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          (3) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (4) ERISA Affiliate. "ERISA Affiliate" shall mean (A) any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with the Company as defined in
     Section 414(b) or (c) of the Code, or (B) any entity which is (or at any relevant time was) a member of an "affiliated service group" (as such term is defined in Section 414(m) of the Code) which includes the Companies.

          (5) Multiemployer Plan. "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (A) which any of the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which any of the Companies, or any ERISA Affiliate, may incur any liability and (B) which covers any employee or former employee, officer, director or agent of the Company or any ERISA Affiliate.

          (6) PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          (7) Pension Plan. "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which is or was maintained, administered, contributed to or required to be contributed to, by any of the Companies, any ERISA Affiliate or any predecessor thereof or under which any of the Companies, or any ERISA Affiliate, may incur any liability and (B) which covers or covered any employee or former employee, officer, director or agent of any of the Companies, any ERISA Affiliate or any predecessor thereof.

          (8) Welfare Plan. "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA (A) which any of the Companies, or any ERISA Affiliate, maintains, administers, contributes to or is required to contribute to, or under which the Company, or any ERISA Affiliate, may incur any liability and (B) which covers any employee or former employee, independent contractor or former independent contractor, officer, director, or agent of any of the Companies or any ERISA Affiliate.


     (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.14(b) contains a complete list of Employee Plans. True and complete copies of each of the following documents have heretofore been delivered or made available by the Companies to Purchaser: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust, funding and investment agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Companies', or any ERISA Affiliate's, employees and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement (and, if applicable, related trust, funding or investment agreement), including written interpretations thereof and written descriptions thereof which have been distributed to the Companies', or any ERISA Affiliate's, employees (including descriptions of the number and level of employees covered thereby) and a complete description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan, (v) all actuarial reports prepared for the last three plan years for each Pension Plan, (vi) a description of complete age, salary, service and related data as of the last day of the last fiscal year for employees and former employees of the Companies and each ERISA Affiliate, and (vii) a description setting forth the amount of any liability of any of the Companies as of the Closing Date for payments more than thirty days past due with respect to each Welfare Plan.

     (c) Representations and Warranties. Except as set forth in Schedule
4.14(c):

          (1) Pension Plans.

               (A) No Pension Plan is or has ever been subject to (A) the minimum funding requirements of ERISA or the Code or (B) Title IV of ERISA. None of the Companies nor any ERISA Affiliate has, or will as of the Closing Date have, any liability for unpaid contributions with respect to any Pension Plan.

               (B) Each Pension Plan which is intended to be a tax-qualified plan as described in Section 401(a) of the Code, and each related trust agreement, annuity contract or other funding instrument, has been established and operated so as to be qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) from its adoption to date. To the Best Knowledge of the Shareholder, nothing has occurred or, in connection with the transaction contemplated by this Agreement, will occur, that could adversely affect the qualified status of any such Pension Plan.

               (C) Each Pension Plan and each related trust, funding or investment agreement, annuity contract or other funding instrument presently complies and has been maintained in compliance with its terms and, both as to form and in operation, in all material respects with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code.

               (D) None of the Companies, nor any ERISA Affiliate, has engaged in, or is a successor or parent corporation to, an entity that has engaged in a transaction described in Section 406 of ERISA.

          (2) Multiemployer Plans.

          None of the Companies, any ERISA Affiliate nor any predecessor thereof has, at any time, been a party to or withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively.

          (3) Welfare Plans.

               (A) Each Welfare Plan has been maintained in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including but not limited to ERISA and the Code.

               (B) None of the Companies, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment pursuant to any retiree medical benefit plan or other retiree Welfare Plan.

               (C) Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Sections 162(l) and 4980B of the Code at all times.

          (4) Benefit Arrangements. Each Benefit Arrangement has been maintained, in all material respects, in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including but not limited to ERISA and the Code.

          (5) Effect of Transaction. The execution of and performance of the transactions contemplated by this Agreement will not constitute an event under any Employee Plan or agreement that will result in any payment (whether severance pay or otherwise), acceleration, vesting or increase of benefits with respect to any employee, former employee, independent contractor or former independent contractor, officer, director or agent of any of the Companies or any ERISA Affiliate.

          (6) Unrelated Business Taxable Income. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code
     Section 511.

          (7) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of any of the Companies, or any ERISA Affiliate, that, individually or collectively, provides for the payment by any of the Companies, or any ERISA Affiliate, of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) on account of a change in ownership or effective control as described in Section 280G of the Code.

          (8) Fiduciary Duties and Prohibited Transactions. None of the Companies, any ERISA Affiliate, nor any plan fiduciary of any Welfare Plan or Pension Plan has engaged in or, in connection with the transaction contemplated by this Agreement, to the Best Knowledge of the Shareholder, will engage in, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or
     Section 4975(c)(2) or (d) of the Code.

          (9) Validity and Enforceability. Each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and Benefit Arrangement is legally valid and binding and in full force and effect.

          (10) Litigation. None of the Companies, any ERISA Affiliate nor any Employee Plan of the Company or of any ERISA Affiliate is a party to any litigation relating to or seeking benefits under any Employee Plan, nor, to the Best Knowledge of the Shareholder, do there exist any facts or events which could form the basis for any such litigation.

          (11) No Amendments. None of the Companies, nor any ERISA Affiliate, has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan.

          (12) No Other Material Liability. To the Best Knowledge of the Shareholder, no event has occurred in connection with which any of the Companies or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (i) under any statute, regulation or governmental order relating to any Employee Plans or
     (ii) pursuant to any obligation of any of the Companies or any ERISA Affiliate to indemnify any person against liability incurred under any statute, regulation or order as they relate to the Employee Plans.

     Section 4.15 Bank Accounts. Schedule 4.15 sets forth the names and locations of all banks in which each of the Companies has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. All cash and cash equivalents to be listed on the Closing Date Balance Sheet will be deposited in said accounts and safe deposit boxes.

     Section 4.16 Contracts and Commitments.

     (a) Schedule 4.16(a) sets forth a true and complete list of all Material Contracts, judgment, orders or decrees by which any of the Companies or its assets or its employees are bound. A "Material Contract" shall mean (whether written or oral) (i) any contract involving the payment of more than Fifty Thousand ($50,000) Dollars in the aggregate, (ii) any contract which restricts or limits in any way the manner in which any of the Companies conducts its business or uses its assets (other than restrictions regarding the use of assets leased by the Companies which are contained in those leases) or restricts or limits the activities of any of its employees, (iii) any license to or by any of the Companies of intellectual property rights (other than standard software licenses associated with commercial off the shelf software used by the Companies), (iv) any lease of real property, (v) any lease of personal property whose remaining term exceeds one (1) year or which may require the payment of more than twenty-five thousand ($25,000) dollars during the remaining term thereof, (vi) any sales, representative, sales agency, dealership, distribution, marketing, advertising or similar contract, (vii) any contract whose remaining term exceeds one (1) year or which may require the payment of money or the delivery of products or services the aggregate value of which will or may reasonably be expected to exceed Fifty Thousand ($50,000) Dollars during the remaining term thereof, (viii) any employment or consulting contract,
(ix) any contract with a labor union, (x) any note, guaranty or other instrument issued to a creditor of any of the Companies and any agreement executed in connection therewith, and (xi) any contracts with or other arrangements with Affiliates. Except as set forth in Schedule 4.16(a), the legal enforceability after the Closing Date by the Companies or any of them of any Material Contract will not be affected in any manner by the execution and delivery of this Agreement, nor by the consummation of the transactions contemplated hereby and thereby.

     (b) Except as set forth in Schedule 4.16(b), none of the Companies is in default, and, to the Best Knowledge of the Shareholder, no other party is in default and there is no basis for any valid claim of default against the Companies, in any material respect under any Material Contract.

     (c) To the Best Knowledge of the Shareholder no contract or bids were bid at a loss. No progress payments or deposits have been received by the Companies with respect to any Material Contract.

     Section 4.17 Labor Relations.

     (a) Except as and to the extent set forth in Schedule 4.17: (i) no collective bargaining agreement presently covers (nor has any, in the past, covered) any employees of any of the Companies, nor is any currently being negotiated by any of the Companies; (ii) each of the Companies is in material compliance with all federal, state and local laws, including, without limitation, the rules and regulations of the Department of Labor and the Office of Federal Contract Compliance Programs, respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (iii) there is no unfair labor practice complaint against any of the Companies pending or, to the Best Knowledge of the Shareholder, threatened before the National Labor Relations Board; (iv) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Best Knowledge of the Shareholder, threatened against or involving any of the Companies; (v) no attempt to organize any group or all of the employees of any of the Companies has been made or proposed in the past three (3) years; (vi) no charges with respect to or relating to any of the Companies are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful practices; (vii) none of the Companies has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to any of the Companies and no such investigation is in progress; (viii) no private agreement restricts any of the Companies from relocating, closing or terminating any of its operations or facilities; and (ix) none of the Companies has in the past three (3) years experienced any work stoppage or other labor difficulty or committed any unfair labor practice.

     (b) The employee policy manual heretofore delivered to the Purchaser contains all material current employee policies which have been communicated to the employees of the Companies and/or by which the Companies are bound.

     (c) Annexed hereto as Schedule 4.17(c) is a list as of a recent date of the employees of the Companies and their date of hire.

     Section 4.18 Compliance with Applicable Law.

     (a) Except as set forth in Schedule 4.18(a), none of the Companies has in the past been, nor is it presently, in material violation of, except violations which have been waived or cured and which have not recurred and with respect to which there is no ongoing liability, in respect of its operations, real property, intellectual property, equipment and all other aspects of its businesses, any applicable law (whether statutory or otherwise), rule, regulation, order, ordinance, judgment or decree of any governmental authority (federal, state, local or otherwise) (collectively, "Laws"), including but not limited to the Federal Occupational Safety and Health Act, the Worker Adjustment Retraining and Notification Act, the Americans With Disabilities Act, the Foreign Corrupt Practices Act and ERISA.

     (b) Except as described in Schedule 4.18(b), none of the Companies has received any notification of any asserted present or past material failure of it to comply with any of such Laws, except failures of compliance which have been waived or cured and which have not recurred and with respect to which there is no ongoing liability.

     Section 4.19 Environmental Matters.

     (a) Definitions.

          (1) "Environmental Proceedings" means any and all administrative, regulatory or judicial actions, orders, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law or Environmental Permit or Hazardous Substance, including, without limitation, (A) any and all Environmental Proceedings by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (B) any and all Environmental Proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to the environment.

          (2) "Environmental Laws" means collectively any federal, state, or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability

     Act of 1980, as amended by the Super-Fund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. 1001 et seq.; or the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq.; and the corresponding state laws, regulations and local ordinances, etc. which may be applicable, as any such laws, rules, regulations, etc. have been be amended.

          (3) "Environmental Permits" means collectively all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

          (4) "Hazardous Substances" means collectively (A) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes", "toxic substances," "toxic pollutants," "hazardous air pollutants," "pollutants," "contaminants," "toxic chemicals," "petroleum or petroleum products," "toxics," "hazardous chemicals," "extremely hazardous substances," "pesticides," "polychlorinated biphenyls" or related materials,

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

     as now or in the past defined in any applicable Environmental Law; (B) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation and radon; and (C) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any governmental authority.

     (b) (i) None of the Companies has violated nor is it in violation of any applicable Environmental Law in any material respect; (ii) each of the Companies has all Environmental Permits necessary to conduct its business and is in compliance with their requirements; (iii) to the Best Knowledge of the Shareholder, none of the properties currently or formerly owned, leased or used by any of the Companies (including, without limitation, soils, surface and ground waters and buildings) is contaminated with any Hazardous Substances as the result of any action or omission of any of the Companies; and (iv) there are no past, pending or threatened Environmental Proceedings against any of the Companies and, to the Best Knowledge of the Shareholder, there exists no circumstances that could reasonably be anticipated to form the basis thereof against any of the Companies.

     Section 4.20 Inventory. Except as set forth on Schedule 4.20, all inventory received by the Companies and on hand at the date hereof has passed all required testing specifications and receiving inspections under applicable contracts.

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

     Section 4.21 Accounts Receivable. Schedule 4.21 is a list of all accounts receivable of the Companies as of a recent date. All such accounts receivable arose from bona fide transactions in the ordinary course of business consistent with past practice, are the valid and legally binding obligations of the persons obligated to pay such accounts receivable, and are, to the Best Knowledge of the Shareholder, subject to no material defense, counterclaim, set-off, reduction or condition. There are no guarantees and other enhancements issued in favor of any of the Companies with respect to its accounts receivable by parties other than the account debtor.

     Section 4.22 Certain Interests. Except as set forth on Schedule 4.22, no Affiliate of the Companies, nor any officer or director of any of the Companies' or any Affiliate thereof, has any material interest in any property used in or pertaining to the Companies; no such person is indebted or otherwise obligated to the Companies; and the Companies are not indebted or otherwise obligated to any such person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. Except as provided in Section 3.8, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the

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

     Companies or the successor or assign of any thereof to any person.

     Section 4.23 Intercompany Transactions. Except as set forth on Schedule
4.23 and except for intercompany transactions permitted by the provisions of
Section 7.1 hereof, (i) the Companies have not engaged in any transaction with the Shareholder or any Affiliate thereof, (ii) the Companies have no liabilities or obligations to the Shareholder or any Affiliate thereof and (iii) neither the Shareholder nor any Affiliate thereof has any obligations to the Companies. Except as set forth on Schedule 4.23 or as otherwise expressly provided for in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Companies or the successor or assign of any thereof to the Shareholder or any Affiliate thereof.

     Section 4.24 Product Warranty; Product Liability. Except as set forth on
Schedule 4.24 or provided for in the Financial Statements, the Companies have not committed any act, and there has been no omission by the Companies, which may reasonably be expected to result in, and there has been no occurrence relating to any product or service of the Companies which may reasonably be expected to result in, product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Companies, with respect to products designed,

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

manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date.

     Section 4.25 Backlog. Schedule 4.25 sets forth the backlog of the Companies as of a recent date.

     Section 4.26 Certain Payments. None of the Companies nor any director, officer, agent or employee thereof, nor any other person associated with or acting for or on behalf of the Companies, has indirectly or directly (A) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Companies; or (iv) in violation of any applicable law; or (B) established or maintained any fund or asset that has not been recorded in the books and records of the Companies.

     Section 4.27 Books and Records. Except as set forth in Schedule 4.27, the Companies have none of their records, systems, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Companies. The books of the Companies are complete and correct in all material respects, and all material

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

transactions involving the business of the Companies have been in all material respects accurately set forth in such books and records. The Companies have retained all business records in accordance with all applicable Laws.

     Section 4.28 Government Contracts and Foreign Government Contracts. The Companies have no government contracts or foreign government contracts.

     Section 4.29 Customer Furnished Assets. Schedule 4.29 identifies by description or inventory number all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Companies by or on behalf of any customer that are or should be in the possession of the Companies (collectively, the "Customer Furnished Items"). Schedule 4.29 identifies each government contract or other executory contract pursuant to which each such Customer Furnished Item is furnished. The Companies have complied in all material respects with all of its obligations relating to the Customer Furnished Items, and, upon the return thereof to the customer who provided such Customer Furnished Item in the condition thereof on the date hereof, the Companies would have no material liability with respect thereto.

     Section 4.30 Disclosure.

     (a) No representation or warranty to the Purchaser contained in this Agreement, and no statement contained in the Schedules hereto or any certificate furnished to the Purchaser pursuant to the provisions hereof, contains any untrue statement

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

of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

     (b) Any matter disclosed on a schedule annexed hereto shall be deemed incorporated by reference and disclosed in all other schedules annexed hereto whether or not explicitly cross referenced.

     Section 4.31 Future Compliance.

     (a) From and after the date hereof and through the Closing Date, the Shareholder will use diligent efforts to cause each of the Companies to take all action necessary and will not take any action nor permit any inaction by any of the Companies which would cause any of the representations, warranties, covenants and/or agreements set forth in this Agreement to be untrue, incorrect or unsatisfied in any particular.

     (b) Each representation and warranty set forth in this Agreement shall be true on and as of the Closing Date as though such representation and warranty was made again on and as of such time without exception for changes occurring in the ordinary course of business except as otherwise specifically permitted or contemplated by any such representation or warranty hereunder and provided such changes either individually or in the aggregate have not had a Material Adverse Effect.

     (c) The Shareholder shall deliver updated Schedules to the Purchaser three
(3) business days prior to the Closing Date.

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

                                    ARTICLE V

            FURTHER REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

     The Shareholder further represents and warrants to the Purchaser as follows:

     Section 5.1 Authorization and Valid and Binding Agreement.

     (a) The Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to own and lease the properties and other assets it presently owns or leases and to carry on its business as presently conducted.

     (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Shareholder and the resolutions adopted by the Board of Directors of the Shareholder evidencing such authorization, a copy of which as certified by the Secretary or Assistant Secretary of the Shareholder has been previously delivered to the Purchaser, were duly and validly adopted, and have not been modified, revoked or rescinded in any respect and are in full force and effect. No other corporate proceedings on the part of the Shareholder are necessary to authorize this Agreement, or the transactions contemplated hereby.

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

     (c) This Agreement constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms.

     (d) The copy of the Certificate of Incorporation, and all amendments thereto, of the Shareholder, as certified by the Secretary of State of the State of Delaware, and the By-Laws, as amended to date, of the Shareholder, as certified by its Secretary or Assistant Secretary previously delivered to the Purchaser are true, complete and correct copies of the Certificate of Incorporation and By-Laws of the Shareholder, as amended and presently in effect.

     Section 5.2 Consents; No Violation. Except as set forth in Schedule 5.2, neither the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with any of the provisions hereof, (i) violates any statute or law or any rule, regulation, order, award, judgment or decree of any court or governmental authority, affecting the Shareholder in any way, (ii) violates or conflicts with or constitutes a default under any contract, commitment, agreement, understanding, arrangement, trust or restriction of any kind to which the Shareholder is a party, by which it is bound or which otherwise in any way affects it, (iii) will cause, or give any persons valid grounds to cause (with or without notice, the passage of time or both), the maturity of any debt, any liability or obligation of the Shareholder to be accelerated, or will increase any such liability or obligation, (iv) requires

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

any filing with, the notification of, or the obtaining of any permit, authorization, consent or approval of any third party or governmental or regulatory authority, foreign or domestic, or (v) violates or conflicts with the Certificate of Incorporation or By-Laws, as amended, of the Shareholder.

     Section 5.3 No Default. The Shareholder is not in default under the terms of its loan agreements with the Bank in any material respect.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

     The Purchaser hereby represents and warrants to the Shareholder as follows:

     Section 6.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

     Section 6.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and the Executive Committee of the Purchaser's parent, Litton Industries, Inc., and the resolutions adopted by the Board of Directors of the Purchaser and the Executive Committee of Litton Industries, Inc. evidencing such authorization, copies of which as certified by the Secretary or Assistant Secretary of the Purchaser and Litton Industries, Inc.,

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

as the case may be, previously have been delivered to the Shareholder, were duly and validly adopted, and have not been modified, revoked or rescinded in any respect and are in full force and effect. No other corporate proceedings on the part of the Purchaser or Litton Industries, Inc. are necessary to authorize this Agreement or the transactions contemplated hereby.

     Section 6.3 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

     Section 6.4 Consents; No Violation. Except as set forth in Schedule 6.4, neither the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with any of the provisions hereof, (i) violates any statute or law or any rule, regulation, order, award, judgment or decree of any court or governmental authority, affecting the Purchaser in any way, (ii) violates or conflicts with or constitutes a default under any contract, commitment, agreement, understanding, arrangement, trust or restriction of any kind to which the Purchaser is a party, by which it is bound or which otherwise in any way affects it, (iii) will cause, or give any persons valid grounds to cause (with or without notice, the passage of time or both), the maturity of any debt, liability or obligation of the Purchaser to be accelerated, or will increase any such liability or obligation, (iv) requires any filing with, the notification of, or the obtaining of any permit, authorization, consent or approval of any third party or

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

governmental or regulatory authority, foreign or domestic, or (v) violates or conflicts with the Certificate of Incorporation or By-Laws, as amended, of the Purchaser.

     Section 6.5 Limited Representations. (a) Purchaser acknowledges and agrees that it is not relying upon any representation or warranty concerning the Companies, the Shareholder, the Foreign Subsidiary's Shares, the business, assets, liabilities, operations or profitability of the Companies except for the representations and warranties set forth in Articles IV and V.

     (b) The Purchaser represents and warrants that it has no reason to believe that any of the representations and warranties set forth in Articles IV and V contains any untrue statement of a material fact or omits to state a material fact in order to make the statements therein not misleading.

                                   ARTICLE VII

           CONDUCT OF BUSINESS OF THE COMPANY PENDING THE CLOSING DATE

     Each of the Companies and the Shareholder agree with the Purchaser that, except as contemplated by this Agreement or otherwise as provided in Schedule 7.1, from the date hereof until the Closing Date, unless otherwise consented to by the Purchaser in writing:

     Section 7.1 Conduct and Preservation of Business. Each of the Companies will conduct its business diligently, in the ordinary course and consistent with past practice and exclusively through the Companies. Each of the Companies will use all

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

reasonable efforts (without making any commitments on behalf of Purchaser) to preserve its business organization intact, to keep available to Purchaser the present officers and employees of the Companies, to maintain in effect all existing qualifications, franchises, licenses, permits, consents, authorizations and registrations of the Companies with respect to their businesses, and to preserve for Purchaser the present relationships of the Companies with material suppliers, customers and others having business relations with the Companies. Each of the Companies will conduct its business and operations in a manner consistent with the conduct of its business operations prior to the date hereof. Each of the Companies shall continue all practices, policies, procedures and operations relating to its business in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, from the date hereof to the Closing Date, none of the Companies will:

     (a) incur any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except obligations or liabilities incurred in the ordinary course of business and consistent with past practice, or permit any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

     (b) permit or allow any of its properties or assets (whether real, personal or mixed, tangible or intangible) to be

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

mortgaged, pledged or subjected to any lien or encumbrance, except liens for taxes not yet delinquent;

     (c) cancel or release any debts or claims, or waive any rights of substantial value or sell, transfer or convey any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

     (d) dispose of or permit to lapse any license, permit or other form of material authorization; or dispose of or disclose to any person, other than employees, consultants and representatives bound by confidentiality obligations or agreements, any trade secret, formula, process or know-how;

     (e) except with the prior consent of the Purchaser, grant any increase in the compensation of any officer or employee (including, without limitation, any increase pursuant to any bonus (other than year-end bonuses consistent with past practices which each of the Companies shall timely pay), pension, profit-sharing or other plan or commitment); make any payment under any existing Employee Plan not required under the terms thereof; institute or adopt any new Employee Plan; modify, amend or terminate any existing Employee Plan or extend the term or alter the terms of any employment agreement;

     (f) make any capital expenditures or commitments in excess of One Hundred Thousand ($100,000) Dollars in the aggregate for replacements or additions to property, plant or equipment;

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

     (g) declare, pay or make, or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities;

     (h) issue, authorize or propose the issuance of any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

     (i) delay or defer payment of accounts payable or other obligations of any of the Companies or accelerate collection of accounts receivable or other obligations due the Companies in a manner inconsistent with past practice;

     (j) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or enter into any agreement, arrangement or transaction with, the Shareholder, any of the officers or directors of the Shareholder or any of the Companies, any Affiliate of the Shareholder, the Companies or any of their respective officers or directors, or any business or entity in which the Shareholder or any Affiliate of any such persons has a direct or indirect interest except that the foregoing shall not be construed to prevent the Companies from transferring cash to one another or to the Shareholder or from purchasing goods or services from the Shareholder or any Affiliates in conformity with past practices;

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

     (k) subdivide or in any way reclassify any shares of its capital stock;

     (l) terminate or voluntarily suffer the termination of any Material Contract except for Material Contracts which are not Assumed Contracts and except for Material Contracts expiring in the ordinary course of business pursuant to their terms and which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Companies considered as a whole, or, in any material respect, amend or suffer the amendment of, or fail to perform all of its obligations or suffer or permit any default to exist under, any Material Contract which is also an Assumed Contract;

     (m) enter into or obtain any contract, lease, commitment, license, permit or authorization, except (i) contracts or commitments for the purchase of services, supplies, inventory or equipment (not to exceed Fifty Thousand ($50,000) Dollars for any one purchase contract or commitment unless authorized by Purchaser, which authorization shall not be unreasonably withheld or delayed) or the sale of products provided in each case such contract or commitment is entered into in the ordinary course of business and at rates consistent with normal and usual practices, and (ii) other contracts or commitments entered into in the ordinary course of business and consistent with past practice, provided that any such other contract or commitment (x) is terminable by the Companies on not more than ninety (90) days' notice and (y) will not require any of the Companies to expend more than Fifty Thousand ($50,000) Dollars during the term thereof;

     (n) enter into any license of any material intellectual property, whether as licensor, licensee, grantor or grantee, except in connection with the sale of products in the ordinary course of business;

     (o) fail to take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect the corporate existence, qualifications and franchises of the Companies, or fail to comply with any law applicable to the conduct of the businesses of any of the Companies;

     (p) amend the Certificate of Incorporation or By-Laws (or other similar charter documents) of any of the Companies; or

     (q) agree, whether in writing or otherwise, to take any action prohibited in this Section 7.1.



     Section 7.2 Other Transactions. Unless and until this Agreement is terminated pursuant to Section 11.1, none of the Companies shall, nor shall any of them permit any of its officers, directors, employees or agents (through a representative or otherwise) to, (i) furnish any information concerning the businesses of any of the Companies (other than as required by law) to any person other than the Purchaser interested in acquiring any of the Companies or any of the assets, businesses or operations of any of the Companies, or (ii) solicit, accept or entertain any offer, or enter into discussions or negotiations, with respect to any merger or consolidation, or sale of all or substantially all of the assets, of any of the Companies with any person other than the Purchaser. None of the Companies nor the Shareholder shall, nor shall any of them permit any of the officers, directors, employees or agents of any of the Companies (through a representative or otherwise) to, acquire, on behalf of any of the Companies, by purchase or otherwise, all or any part of the business or the assets of, or stock or other evidence of beneficial ownership of, any firm, corporation or other person.

     Section 7.3 Insurance. The Companies shall maintain the insurance coverage specified in Schedule 4.13, or policies providing substantially equivalent coverage, in full force and effect.

     Section 7.4 Access.

     (a) The Companies shall permit the Purchaser and its counsel, accountants and other representatives full access, during normal business hours throughout the period pending the Closing Date, to the facilities, personnel, accountants and other representatives of the Companies and to all of the properties, books, contracts, commitments and records (including those stored on computer tapes or discs or other computer format and including the records and work papers prepared or used by the Companies' accountants during their examinations of the Companies) of the Companies, and will furnish the Purchaser during such period with all such information concerning the businesses, operations, assets, liabilities and prospects of the Companies as the Purchaser may reasonably request.

     (b) The Companies agree to the performance of environmental testing on or about the properties occupied by the Companies, subject to the owner's consent, at the Purchaser's expense; provided, that any such testing shall be done only upon reasonable written notice to the Companies and shall be performed at such times as to cause minimal disruption in the Companies' business operations. The Companies shall be solely responsible for any environmental testing at the West Pearl Facility required by the West Pearl Lease.

                                  ARTICLE VIII

                        CERTAIN COVENANTS OF THE PARTIES


     Section 8.1 Consents; Third Parties. The Companies and the Shareholder covenant and agree to use their respective diligent efforts to obtain all requisite consents and to secure all requisite actions of third parties prior to the Closing and to deliver to the Purchaser, promptly after receipt thereof but in no event later than the Closing, executed counterparts of all such consents or other evidence of such actions.

     Section 8.2 Guarantees. The Purchaser covenants and agrees to use commercially reasonable efforts to obtain the release of all guarantees by the Shareholder of the obligations of the Companies which are listed on Schedule 8.2 (collectively, the "Shareholder Guarantees"); provided, however, that the Purchaser shall not be required to pay any amounts to obtain such releases.

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

     Section 8.3 Supplemental Disclosure. In addition to its obligations under
Section 4.31(c), the Companies and the Shareholder shall have the continuing obligation until Closing to promptly supplement or amend the Schedules hereto with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that for the purposes of the rights and obligations of the parties hereunder, any such supplemental or amended Schedules, and any matters discovered by the Purchaser in the course of its due diligence prior to the Closing Date (collectively, the "Supplemental Disclosures"), shall not be deemed to cure any breach of any representation or warranty made in this Agreement or to have been disclosed as of the date of this Agreement.

     Section 8.4 Further Assurances. From time to time (whether at or after the Closing Date), at the request of any other party and without further consideration, and at its own expense, each party will execute and deliver to such other party such other documents, and take such other action, as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     Section 8.5 Purchaser Confidentiality Obligations. The Purchaser hereby agrees that until the Closing shall have occurred, all information gathered by or provided to the Purchaser with respect to the Companies, including, without limitation, information listed in the Schedules to this Agreement and other information provided in the course of the Purchaser's due diligence investigation of the Companies, shall be considered confidential information of the Companies and shall be subject to the confidentiality agreement between the Shareholder and the Purchaser heretofore executed.

     Section 8.6 Hart-Scott-Rodino Filing.

     The parties shall, if they have not already done so, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice all documents required to be filed pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder and shall request in such filings early termination of the "Hart-Scott-Rodino" waiting period. All documents so filed will be complete and accurate in all material respects.

     Section 8.7 No Negotiation With Lenders. Purchaser agrees for itself and its Affiliates that it will not negotiate with the Shareholder's lenders or representatives to purchase the stock or assets of the Companies without first obtaining the prior written consent of the Shareholder.

                                   ARTICLE IX

                               CLOSING CONDITIONS

     Section 9.1 Conditions to the Obligations of the Purchaser. All obligations of the Purchaser hereunder are subject to the

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

fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties made by the Shareholder in this Agreement shall be true when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (without exception for changes occurring in the ordinary course of business except as otherwise specifically permitted or contemplated by any such representation or warranty hereunder and provided such changes either individually or in the aggregate have not had a Material Adverse Effect) and the Companies and the Shareholder shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by them on or prior to the Closing Date; provided, however, that in the event that at any time before the Closing occurs an Event of Breach is disclosed to or discovered by the Purchaser, Purchaser shall either terminate this Agreement or Purchaser shall be deemed to have waived such Event of Breach and any and all liability of the Companies. An "Event of Breach" means the existence or occurrence of any fact, condition, circumstance, act or failure to act (other than their willful failure to close) which now constitutes or would on or after the Closing Date constitute a breach of any representation, warranty, covenant or agreement of the Companies or the Shareholder under this Agreement or which would otherwise give rise to actual or potential liability of the Shareholder or the

Companies to the Purchaser. Upon the termination of this Agreement by the Purchaser due to the disclosure or discovery of an Event of Breach, all liability and obligations of the parties hereto shall terminate, other than those liabilities and obligations which by their express terms are intended to survive termination of this Agreement.

     (b) Performance. The Companies and the Shareholder shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by them on or prior to the Closing Date.

     (c) Shareholder's Certificate. The Shareholder shall have delivered to the Purchaser a certificate signed by it, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Section 9.1(a) and (b).

     (d) Consents. At the Closing, all consents listed on Schedule 4.4 marked with an asterisk, UCC-3 releases from the Bank and approvals required by the terms hereof shall continue to be in full force and effect.

     (e) Employment Agreement. The persons listed on Schedule 9.1(e) shall have executed employment agreements in form and substance satisfactory to Purchaser.

     (f) Opinion of Counsel to the Companies and the Shareholder. The Purchaser shall have received an opinion of counsel to the Companies and the Shareholder, Salon, Marrow &

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

Dyckman, LLP, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser.

     (g) Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event that has caused or resulted in, or may reasonably be expected to cause or result in, a material adverse change in the condition (financial or otherwise), of the assets, liabilities, earnings, prospects or business of the Companies considered as a whole.

     (h) No Injunction. There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining the consummation of the transactions contemplated by this Agreement.

     (i) No Government Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any governmental or other regulatory or administrative agency or commission which in the reasonable judgment of the Purchaser may have a material adverse effect on the business, prospects, financial condition or results of operation of any of the Companies or seeks the imposition of limitations on the ability of the Purchaser to own the Purchased Assets.

     (j) Expiration of Hart-Scott-Rodino Waiting Period. The Hart-Scott-Rodino waiting period shall have expired or the parties shall have received notice of the early termination thereof.

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

     (k) Deliveries at Closing. All agreements, instruments, documents, actions and payments required to be executed and delivered or taken or made pursuant to the provisions of Section 2.2 hereof and any other section hereof by the Companies and the Shareholder shall have been duly executed and delivered or taken or made, as the case may be.

     Section 9.2 Conditions to the Obligations of the Shareholder. All obligations of the Shareholder and the Companies hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall be true when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

     (b) Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by it on or before the Closing Date.

     (c) Officers' Certificate. The Purchaser shall have delivered to the Shareholder a certificate of its President or Vice President, dated the Closing Date, certifying to the fulfillment of the conditions specified in Section 9.2(a) and (b).

     (d) Consents. At the Closing, either (i) all consents and approvals required by the terms hereof shall continue to be in

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


full force and effect or (ii) if all such consents and approvals are not in full force and effect and Purchaser has nonetheless elected to close, Purchaser shall have agreed to indemnify the Shareholder and the Companies and secured such indemnity in a manner reasonably satisfactory to the Shareholder against all losses incurred by reason of the fact that all such consents and approvals were not in full force and effect.

     (e) Opinion of Counsel to the Purchaser. The Shareholder and the Companies shall have received an opinion of the general counsel of the Purchaser, John Preston, dated the Closing Date, in form and substance reasonably satisfactory to the Shareholder and the Companies.

     (f) No Injunction. There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining the consummation of the transactions contemplated by this Agreement.

     (g) Restructuring of Loans. An agreement in form and substance satisfactory to the Shareholder in its sole discretion shall have been entered into with the Bank and the Shareholder's other lenders within ten (10) business days of the date hereof providing for the restructuring of its loans with the Bank and such other lenders.

     (h) Hart-Scott-Rodino. The Hart-Scott-Rodino waiting period shall have expired or the parties shall have received notice of the early termination thereof.

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

     (i) Release of Guarantees or Indemnification. All Shareholder Guarantees shall be released effective the Closing Date or the Purchaser shall have agreed in writing to indemnify the Shareholder and secured such indemnity in a manner reasonably satisfactory to the Shareholder.

     (j) Employee Releases. The persons listed on Schedule 9.1(j) shall have executed releases in favor of the Companies and the Shareholder in form and substance satisfactory to them.

     (k) Deliveries at Closing. All agreements, instruments, documents, actions and payments required to be executed and delivered or taken or made pursuant to the provisions of Section 2.3 hereof and any other section hereof by the Purchaser shall have been duly executed and delivered or taken or made, as the case may be.

                                    ARTICLE X

                SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATIONS

     Section 10.1 Survival of Representations. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing; provided, however, that, except with respect to the representations and warranties of the Purchaser contained in Article VI hereto and the representations and warranties of the Shareholder contained in Article V hereof and the representations and warranties contained in Section 4.1 (Organization, Authorization and Valid and Binding Agreement), Section 4.2 (Capitalization of the Foreign Subsidiary), Section 4.8(a)

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

(Title to Properties) and Section 4.19 (Environmental Matters) hereof, each of which representations and warranties shall survive for the applicable statute of limitations, the representations and warranties contained in this Agreement shall expire on October 31, 2000 unless a Claim has been made by the Purchaser or the Shareholder, as the case may be, on or prior to such date or the Purchaser or the Shareholder, as the case may be, has given notice of a potential claim setting forth the facts with respect thereto on or prior to such date.

     Section 10.2 Statements as Representations. All statements contained in this Agreement, the Schedules or any certificate delivered pursuant hereto shall be deemed representations and warranties for all purposes of this Agreement and shall expire as provided in Section 10.1 above. Any matter disclosed in or on any schedule or certificate annexed to this Agreement or delivered pursuant hereto shall be deemed to have been disclosed for all applicable purposes even if not disclosed on another applicable schedule or certificate.

     Section 10.3 Indemnification of the Purchaser.

     Upon the terms and subject to the conditions of this Article X, the Shareholder hereby agrees to indemnify, defend and hold harmless the Purchaser from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, costs of defense, and reasonable attorneys' fees and expenses (collectively "Claims"), asserted against, imposed upon or incurred by the Purchaser by reason of or resulting from a breach of any agreement, covenant, representation or warranty of the Companies or of the Shareholder contained in this Agreement including, without limitation, all obligations and liabilities of the Selling Companies incurred prior to the Closing Date and any environmental liability or obligation arising out of the condition of the Real Property at Closing and any obligations of the Companies disclosed on Schedule 4.12 other than with respect to the Palco Litigation (collectively, "Purchaser Claims") other than the Assumed Monetary Liabilities and Assumed Contractual Liabilities.

     Section 10.4 Indemnification of the Shareholder and the Companies. Upon the terms and subject to the conditions of this Article X, the Purchaser hereby agrees to indemnify, defend and hold harmless the Shareholder and the Companies from and against all Claims asserted against, imposed upon or incurred by the Shareholder or the Companies by reason of or resulting from a breach of any agreement, covenant, representation or warranty of the Purchaser contained in this Agreement including, without limitation, the failure of the Purchaser to duly pay the Assumed Monetary Liabilities or duly perform and pay the Assumed Contractual Liabilities and with respect to any claim arising by reason of the ownership or use of the Purchased Assets or the operation by the Purchaser of the businesses of the Companies acquired hereunder by the Purchaser on or after the Closing Date. (collectively, "Shareholder Claims").

     Section 10.5 Procedure.

     (a) Whenever any Purchaser Claims or Shareholder Claims shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify each party from whom indemnification is due (the "Indemnifying Party") of the Claim and, when known, the facts which form the basis for such Claim. In the event of any such Claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third person, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, unless a proceeding shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such proceeding after notification thereof, as provided in Section 10.5(b) of this Agreement.

     (b) In connection with any Claim giving rise to indemnity hereunder resulting from or arising out of any claim, tax assessment or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party (counsel giving opinions under Article IX shall be deemed acceptable); provided that the Indemnified Party may participate in (but not control) any such proceeding and be represented by attorneys of its or their own choosing, with the fees and expenses of such counsel to be at the sole expense of the Indemnified Party unless (i) the Indemnifying Party shall not have notified the Indemnified Party in writing that it will assume the defense of such Claim and pay all liabilities relating thereto and employed counsel reasonably acceptable to the Indemnified Party as contemplated by this sentence or (ii) the named parties to any such proceeding include both (x) the Indemnified Party hereunder and (y) the Indemnifying Party hereunder and representation of both by the same counsel would be inappropriate due to the conflict of interest between them, and in either of such circumstances the fees and expenses of such counsel shall be the sole expense of the Indemnifying Party. The foregoing notwithstanding, if such proceedings involves both a Claim or Claims subject to indemnification hereunder and a Claim or Claims not subject to indemnification hereunder, then the expenses of counsel shall be equitably shared. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense, and the Indemnifying Party shall not settle or compromise any such action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed (other than settlements that involve only the payment of money by the Indemnifying Party as to which no consent shall be required). If the Indemnifying Party does not assume the defense of any such Claim or litigation resulting therefrom within twenty
(20) days after notice of such Claim is given, (i) the Indemnified Party may defend against such Claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party Claim or litigation, or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party Claim or litigation in a reasonably prudent manner.

     Section 10.6 Remedies Cumulative and Exclusive. The remedies provided herein shall be cumulative, but shall preclude assertion by any party of any other rights or the seeking of any other remedies against any other party hereto.

     Section 10.7 Limitations.

     (a) The obligations of the Shareholder under this Article X shall not be effective until the aggregate amount of all such obligations exceeds Two Hundred Fifty Thousand ($250,000) Dollars

(the "Deductible Amount"), and then only to the extent such aggregate amount exceeds the Deductible Amount.

     (b) To the extent that a Purchaser Claim hereunder is compensable or protected under an enforceable contract of insurance maintained by the Shareholder or the Companies ("Insurance Claim" and "Insurance Policy"), the Insurance Claim shall be diligently pursued to the full extent of the Insurance Policy before the Shareholder shall be liable hereunder.

     (c) No claims under this Article X shall be subject to indemnification hereunder to the extent that the subject matter thereof is used in computing the Closing Net Worth of the Companies; provided that this limitation shall be inapplicable with respect the amount, if any, by which such Claim exceeds the amount so used to compute the Closing Net Worth.

     (d) In no event shall a party be able to claim consequential, special or indirect damages.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

     Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by:

     (a) mutual written agreement of the Purchaser, on the one hand, and the Companies and the Shareholder, on the other hand;

     (b) the Purchaser if any of the conditions provided in Section 9.1 have not been satisfied and such event has not been waived by the Purchaser; or

         (c) the Companies and the Shareholder (i) if any of the conditions provided in Section 9.2 have not been satisfied and such event has not been waived by the Companies and the Shareholder (ii) at any time on written notice after February 28, 1999 if the Closing shall not have occurred by such date.

     Section 11.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except based upon obligations set forth in Section 8.5 and Section 12.1; provided, however, that nothing herein contained shall relieve any party from its liability for breach of the terms of this Agreement; provided further, however, that if a Supplemental Disclosure has rendered a representation or warranty to be untrue or if an Event of Breach has otherwise been discovered or disclosed, then the Purchaser's or Shareholder's only remedy in such case shall be to terminate this Agreement in which event none of the parties shall have any further liability to the others hereunder except as set forth above in this Section 11.2.

     Section 11.3 Amendment, Extension and Waiver. At any time prior to the Closing Date, the Purchaser, on the one hand, and the Companies and the Shareholder, on the other hand, may by an instrument in writing signed on behalf of each party hereto (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein.

                                   ARTICLE XII

                                  MISCELLANEOUS

     Section 12.1 Finder's Fees. Each of the Shareholder, the Companies and the Purchaser represents and warrants that it has not dealt with any third party as a finder, broker or advisor in connection with the transactions contemplated by this Agreement other than Compass Partners International, LLC, whose fees and expenses the Shareholder shall be responsible to pay.

     Section 12.2 Expenses. The Shareholder shall bear all fees and out-of-pocket expenses incurred by any of the Shareholder or the Companies in connection with this Agreement and the consummation of the transaction contemplated hereby, and all prior activities related to the sale of the Purchased Assets. The Purchaser shall bear all fees and out-of-pocket expenses incurred by the Purchaser in connection with this Agreement and the consummation of the transaction contemplated hereby.

     Section 12.3 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Purchaser shall in such event remain jointly and severally liable for the performance by such Affiliate of all of the obligations of the Purchaser hereunder including, without

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

limitation, the Purchaser's obligations to assume and perform the Assumed Contracts. No one not party to this Agreement shall be considered a third party beneficiary of this Agreement or have any rights hereunder.

     Section 12.4 Entire Agreement. This Agreement, including the Exhibits and Schedules referred to herein or delivered pursuant hereto, together with the Confidentiality Agreement dated October 22, 1998 and accepted on October 26, 1998 by the Purchaser, between the Purchaser and the Shareholder, contains the entire understanding of the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     Section 12.5 Modification. This Agreement may not be altered, modified or amended unless such alteration, modification or amendment is in writing and signed by the parties to this Agreement nor, except as otherwise specifically set forth herein, may this Agreement be terminated except by a writing signed by the parties to this Agreement; and no waiver of any breach of any condition, provision or term of this Agreement on any one occasion shall be deemed to be a waiver of any subsequent breach, condition, provision or term of this Agreement on any other occasion whether of like or different nature.

     Section 12.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in

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

person, or sent by a recognized overnight delivery service such as Federal Express, DHL or Airborne, with delivery charges paid for next-business-day delivery, or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by fax (if confirmed by regular mail), as follows: If to the Shareholder or the Companies:

                           SEMX Corporation
                           1 Labriola Court
                           Armonk, New York  10504-1336
                           Fax No. (914) 273-5860
                           Attention: Gilbert Raker

     Copy simultaneously to:

                           Salon, Marrow & Dyckman, LLP
                           685 Third Avenue
                           New York, New York 10017
                           Fax No. (212) 661-3339
                           Attention: Joel Salon, Esq.

     If to the Purchaser:

                           c/o Litton Industries, Inc.,
                           21240 Burbank Blvd.
                           Woodland Hills, California  91367
                           Fax No. 818-598-2025
                           Attn:  General Counsel

Any such notice, request, claim, demand or other communication shall be deemed given upon delivery if given or delivered in person, or upon receipt if sent by fax which is confirmed by regular mail, or on the third business day following mailing if mailed as provided above or on the business day immediately following the date on which such communication is entrusted to such overnight delivery service. Failure to accept a notice shall not invalidate the same. Any party may change its address for purposes hereof by written notice in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     Section 12.7 Law Governing; Jurisdiction; Attorneys Fees.

     (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws rules.

     (b) Except with respect to disputes resolved pursuant to Section 1.2(c) hereof, the more-prevailing party shall be entitled to recover all costs and expenses incurred by it in enforcing the terms and conditions of this Agreement, including, without limitation, expert fees and attorney fees and disbursements; provided, however, that the parties shall bear their own fees and costs (including, without limitation, attorneys fees) in connection with the preparation of this Agreement and the Closing of the transactions contemplated hereby as provided in Section 12.2 hereof.

     (c) Any dispute between the parties hereto (other than with respect to the Closing Date Balance Sheet, which shall be handled in the fashion described in
Section 1.2(c) above and other than as set forth in Sections 3.1(b)and 3.2(d)) shall be submitted to and finally settled under the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator appointed in accordance with those rules. The place of the arbitration shall be in New York City. The determination by the arbitrator shall be final and binding upon the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator shall not have any power to change any provision of this Agreement and no decision rendered by the arbitrator shall have that effect. Each party shall bear one-half (1/2) of the costs and expenses of the arbitration or as shall be otherwise determined by the arbitrator.

     Section 12.8 Interpretation and Construction.

     (a) The captions and the Schedule titles set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof or thereof.

     (b) This Agreement shall be construed according to its fair meaning as if prepared jointly by the parties hereto.

     (c) Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof.

     (d) If any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions hereof which can be given effect without the invalid provisions, and, to this end, the provisions of this Agreement are intended and shall be deemed severable. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any way. In the event any such provision is found to be unlawful or otherwise unenforceable, the parties hereto agree to negotiate in good faith to modify the void or unenforceable provision, but only to the extent necessary to make such provision valid and enforceable having full regard for all applicable laws and the interests and purposes of the parties in entering into this Agreement.

     (e) This Agreement may be executed by fax in counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

         Section 12.9 Public Announcements. Except as hereinafter provided, no public announcement or press release concerning the transactions contemplated hereby will be made by any party without the prior consent and joint approval of all parties; provided, however, that any party may make such public announcement, press release or other disclosure as it may determine, upon the advice of counsel, it is required to make in order to comply with its disclosure obligations under applicable law, provided further, that prior to any such announcement, release or disclosure such party shall consult with the other parties as to the need therefor and the content thereof. For greater certainty, it is understood and agreed that following the initial submission by a disclosing party to the other parties of any form of announcement, release or disclosure that is either consented to or submitted to the other parties for consultation in cases requiring disclosure under applicable law, any subsequent announcements, releases or disclosures which are substantially the same in content need not be submitted to the other parties for their consent or consultation.


               [BALANCE OF THIS PAGE 98 LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned on the date first above written.

                                         RETCONN, INCORPORATED


                                         By:______________________________

                                         By:______________________________



                                         S.T. ELECTRONICS, INC.


                                         By:______________________________

                                         By:______________________________



                                        SEMX CORPORATION


                                        By:______________________________

                                        By:______________________________



                                        RETCONN SPM (MALAYSIA) SDN. BHD.


                                        By:______________________________

                                        By:______________________________



                                        LITTON SYSTEMS, INC.


                                        By:______________________________

                                        By:______________________________

                                   SCHEDULE 1

DEFINITION                                                     LOCATION
----------                                                     --------
"Accounts Receivable"                                          Section 1.1(a)(ii)
"Affiliate"                                                    Section 3.1(a)
"Affiliated Service Group"                                     Section 4.14(a)(4)
"Agreed Allocation of Estimated
 Purchase Price"                                               Section 3.3(a)
"Agreement"                                                    Preamble
"Assumed Contracts"                                            Section 1.1(a)(vi)
"Assumed Contractual Liabilities"                              Section 1.4(b)
"Assumed Monetary Liabilities"                                 Section 1.2(b)
"Bank"                                                         Section 4.8(a)
"Benefit Arrangement"                                          Section 4.14(a)(1)
"Best Knowledge of the Shareholder"                            Section 4.6
"Cash Portion of the Purchase Price"                           Section 1.2(a)
"Change in Control Payment"                                    Section 3.8
"Claims"                                                       Section 10.3(a)
"Closing"                                                      Section 1.1(a)
"Closing Date"                                                 Section 1.1(a)
"Closing Date Balance Sheet"                                   Section 1.2(c)(i)
"Closing Date Net Worth"                                       Section 1.2(b)[(ix)]
"Code"                                                         Section 4.14(a)
"Company"                                                      Preamble
"Companies"                                                    Preamble
"Confidential Information"                                     Section 3.1(a)
"Continuing Employee"                                          Section 3.2(c)
"Customer Furnished Items"                                     Section 4.29
"Deductible Amount"                                            Section 10.7
"Defined Business"                                             Section 3.2(b)(i)
"Domestic Subsidiary"                                          Preamble
"Employee Pension Benefit Plan"                                Section 4.14(a)(7)
"Employee Plans"                                               Section 4.14(a)(2)
"Employee Welfare Benefit Plan"                                Section 4.14(a)(8)
"Employment Agreement"                                         Section 2.2(i)
"Environmental Claims"                                         Section 10.3(c)
"Environmental Laws"                                           Section 4.19(a)(2)
"Environmental Permits"                                        Section 4.19(a)(3)
"Environmental Proceedings"                                    Section 4.19(a)(1)
"ERISA"                                                        Section 4.14(a)(3)
"ERISA Affiliate"                                              Section 4.14(a)(4)
"Estimated Cash Portion of the
 Purchase Price"                                               Section 1.3
"Event of Breach"                                              Section 9.1(a)
"Excluded Assets"                                              Section 1.1(b)
"Final Allocation"                                             Section 3.3(a)
"Financial Statements"                                         Section 4.5(b)
"Firm"                                                         Section 1.2(c)(iv)
"Fixed Assets"                                                 Section 1.1(a)(v)
"Foreign Subsidiary"                                           Preamble
"Foreign Subsidiary's Reference
 Balance Sheet"                                                Section 4.5(b)

"Foreign Subsidiary's Shares"                                  Preamble
"Hazardous Substances"                                         Section 4.19(a)(4)
"Indemnified Party"                                            Section 10.5(a)
"Indemnifying Party"                                           Section 10.5(a)
"Insurance Claim"                                              Section 10.7(b)
"Insurance Policy"                                             Section 10.7
"Intangible Property"                                          Section 1.1(a)(iv)
"Inventory"                                                    Section 1.1(a)(iii)
"Knowledge of the Shareholder"                                 Section 4.6
"Laws"                                                         Section 4.18(a)
"Material Adverse Effect"                                      Section 4.1(e)
"Material Contracts"                                           Section 4.16(a)
"Multiemployer Plan"                                           Section 4.14(a)(5)
"Non-Competition Period"                                       Section 3.2(a)
"Palco Litigation"                                             Section 1.1(a)(iv)
"PBGC"                                                         Section 4.14(a)(6)
"Payment Adjustment Date"                                      Section 1.2(c)(v)
"Pending Intellectual Property Rights
  Applications"                                                Section 4.11
"Pension Plan"                                                 Section 4.14(a)(7)
"Person"                                                       Section 3.2(b)(i)
"Price Disputes"                                               Section 1.2(c)(iii)
"Price Dispute Notice"                                         Section 1.2(c)(iii)
"Proposed Closing Date Balance Sheet"                          Section 1.2(c)(ii)
"Purchase Price"                                               Section 1.2(a)
"Purchased Assets"                                             Section 1.1(a)
"Purchaser"                                                    Preamble
"Purchaser Claims"                                             Section 10.3(a)
"Real Property"                                                Section 4.8(d)
"Reference Balance Sheet"                                      Section 1.2(c)(i)
"Registrable Intellectual Property
 Rights"                                                       Section 4.11
"Resolution Period"                                            Section 1.2(c)(iii)
"Restricted Period"                                            Section 3.1(a)
"Review Period"                                                Section 1.2(c)(iii)
"Selling Companies"                                            Preamble
"Companies' Financial Statements"                              Section 4.5(a)
"Senior Management Employee"                                   Section 3.8(a)
"Senior Management Employee Agreements"                        Section 1.1(a)(vi)
"Shareholder"                                                  Preamble
"Shareholder Claims"                                           Section 10.4
"Shareholder Guarantees"                                       Section 8.2
"Subsidiaries"                                                 Preamble
"Supplemental Disclosures"                                     Section 8.3
"Taxes"                                                        Section 4.7(e)
"Voluntary Employee' Beneficiary
 Association"                                                  Section 4.14(a)(1)
"Welfare Plan"                                                 Section 4.14(a)(8)
"West Pearl Facility"                                          Section 1.1(a)(vi)
"West Pearl Lease"                                             Section 1.1(a)(vi)
"Year 2000 Compliant"                                          Section 4.10

     Amendment Agreement dated February 19, 1999 by and among LITTON SYSTEMS, INC., SEMX CORPORATION, RETCONN, INCORPORATED, S.T. ELECTRONICS, INC. and RETCONN SPM (MALAYSIA) SDN. BHD.

                                   BACKGROUND

WHEREAS:

     A. The parties hereto have entered into an Asset Purchase Agreement dated as of January 26, 1999 and letter agreement of even date therewith (the "Purchase Agreement");

     B. The parties desire to amend the Purchase Agreement as hereinafter set forth; and

     C. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Amendment to Subsection 1.1(b)

          Subsection 1.1(b) is hereby amended by adding after the word "all" in the first line thereof the phrase:

          "of the Selling Companies' bank accounts (excluding the net cash balances thereof which is a Purchased Asset, which shall be reflected on the Closing Date Balance Sheet and which shall be transferred to the Purchaser through the purchase price adjustment procedure described in Section 1.2 via an adjustment in the amount owed to or by the Purchaser equal to the net cash balances as of the Closing Date), all"

     2. Delivery of Assets Received After Closing. If the Shareholder, the Selling Companies or any of their Affiliates receive any assets (or the proceeds of any assets) after Closing which belong to Purchaser by virtue of the consummation of transactions contemplated by the Purchase Agreement including, without limitation, checks or other payments for Accounts

Receivable of the Selling Companies, then they shall turn over the same to the Purchaser promptly after the receipt of the same. Likewise, if the Purchaser or any of its Affiliates receive on or after the Closing any asset (or the proceeds of any asset) which is an Excluded Asset, then they shall turn over the same to the Shareholder promptly after the receipt of the same.

     3. Ratification. Except as modified herein, the Purchase Agreement is hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        RETCONN, INCORPORATED


                                        By:
                                           --------------------------------

                                        By:
                                           --------------------------------

                                        S.T. ELECTRONICS, INC.


                                        By:
                                           --------------------------------

                                        By:
                                           --------------------------------

                                        SEMX CORPORATION


                                        By:
                                           --------------------------------

                                        By:
                                           --------------------------------

                                        RETCONN SPM (MALAYSIA) SDN. BHD.


                                        By:
                                           --------------------------------

                                        By:
                                           --------------------------------

                                        LITTON SYSTEMS, INC.


                                        By:
                                           --------------------------------

                                        By:
                                           --------------------------------

                                  March 5, 1999




Litton Systems, Inc.
21240 Burbank Boulevard
Woodland Hills, California  91367

Ladies and Gentlemen:

         Reference is made to the Asset Purchase Agreement among Litton Systems, Inc., SEMX Corporation, Retconn, Incorporated, S.T. Electronics, Inc. and Retconn SPM (Malaysia) SDN. BHD. dated the date hereof (the "Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         In the event it is necessary to obtain prior approval from any governmental authority before the transfer of the Foreign Subsidiary's Shares to the Purchaser or prior approval from any governmental authority in order to comply with the terms and conditions of any license issued by any governmental authority to the Foreign Subsidiary ("Approvals"), then in either of such events the transactions contemplated by the Purchase Agreement shall close except that the Foreign Subsidiary's Shares will not be transferred until such time as such Approvals are obtained. If any Approvals are required, the Company or the Purchaser, as the case may be, shall apply for the same as soon as is practical after the execution of the Purchase Agreement.

         If the Foreign Subsidiary's Shares are not able to be transferred at the Closing, then the Estimated Purchase Price to be paid at the Closing shall be reduced by twenty eight thousand nine hundred twenty-six ($28,926) dollars, the book value of the Foreign Subsidiary's Shares as at October 31, 1998, and the book

Litton Systems, Inc.
March 5, 1999
Page 2



value of the Foreign Subsidiary's Shares shall be excluded from the Closing Date Balance Sheet. The book value of the Foreign Subsidiary's Shares as of the date of the transfer of the same to Purchaser shall be determined using the methodology set forth in the Purchase Agreement and that amount will be paid by the Purchaser to the Shareholder upon the transfer of the Foreign Subsidiary's Shares to the Purchaser.

         If the Foreign Subsidiary's Shares are not transferred at the Closing, then the Shareholder and the Companies shall cause the Foreign Subsidiary to enter into an arrangement with the Purchaser to manufacture cable assemblies for the Purchaser as soon as is practicable after the Foreign Subsidiary's pending application to manufacture cable assemblies is approved by the applicable governmental authority.

         If the required Approvals are not obtained within one hundred twenty
(120) days of the date hereof, then either the Purchaser or the Company may terminate their respective obligations to purchase and sell the Foreign Subsidiary's Shares upon written notice to the other in which case the obligations of the parties hereunder and under the Purchase Agreement with respect to the Foreign Subsidiary and with respect to the purchase and sale of the Foreign Subsidiary's Shares shall terminate. Further, if after the date hereof and prior to the consummation of the transfer of the Foreign Subsidiary's Shares there shall have occurred any event that has caused or resulted in, or may reasonably be expected to cause or result in, a material adverse change in the condition (financial or otherwise), of the assets, liabilities, earnings, prospects or business of the Foreign Subsidiary, then the Purchaser may terminate its obligations hereunder and under the Purchase Agreement to purchase the Foreign Subsidiary's Shares upon written notice to the Shareholder whereupon the obligations of the parties hereunder and under the Purchase Agreement with respect to the Foreign Subsidiary and with respect to the purchase and sale of the Foreign Subsidiary's Shares shall terminate.

         Notwithstanding anything to the contrary contained above, Litton may within three (3) business days after the Company has given it written notice that all Approvals necessary to transfer the Foreign Subsidiary's Shares have been obtained, terminate its obligation to purchase the Foreign Subsidiary's Shares by written notice to the Shareholder whereupon the obligations of the parties hereunder and under the Purchase Agreement with respect to the Foreign Subsidiary and with respect to the purchase and sale of the Foreign Subsidiary's Shares shall terminate.

Litton Systems, Inc.
March 5, 1999
Page 3



         If the Shareholder does not notify the Purchaser that an agreement in form and substance satisfactory to the Shareholder in its sole discretion has been entered into with the Bank and the Shareholder's other lenders within ten
(10) business days of the date hereof providing for the restructuring of its loans with the Bank and such other lenders, then the Purchaser may upon written notice terminate the Purchase Agreement and this Agreement.

         Please confirm your agreement with the foregoing by countersigning below.

                                            Very truly yours,

                                            SEMX CORPORATION
                                            S.T. ELECTRONICS, INC.
                                            RETCONN SPM (MALAYSIA) SDN. BHD.


                                            By:__________________________
Accepted and Agreed:
LITTON SYSTEMS, INC.



By:__________________________